Exhibit 10.2

U.S. $150,000,000

SALE AND SERVICING AGREEMENT

by and among

ARES CAPITAL CORPORATION,

as the Originator and as the Servicer

ARES CAPITAL CP FUNDING LLC,
as the Borrower

EACH OF THE CONDUIT PURCHASERS AND INSTITUTIONAL PURCHASERS
FROM TIME TO TIME PARTY HERETO,
as the Purchasers

EACH OF THE PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
as the Purchaser Agents

WACHOVIA CAPITAL MARKETS, LLC,
as the Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,
as the Trustee

and

LYON FINANCIAL SERVICES, INC. (D/B/A U.S. BANK PORTFOLIO SERVICES),
as the Backup Servicer

Dated as of November 3, 2004

TABLE OF CONTENTS

ARTICLE I	DEFINITION

Section 1.1.	Certain Defined Terms
Section 1.2.	Other Terms
Section 1.3.	Computation of Time Periods
Section 1.4.	Interpretation

ARTICLE II	THE VARIABLE FUNDING CERTIFICATES

Section 2.1.	The Variable Funding Certificates
Section 2.2.	Procedures for Pre-Funded Advances by the Conduit Purchasers and the Institutional Purchasers
Section 2.3.	Procedures for Funded Advances by Conduit Purchasers and Institutional Purchasers
Section 2.4.	Reduction of the Facility Amount; Optional and Mandatory Repayments of Advances
Section 2.5.	Determination of Interest
Section 2.6.	[Reserved]
Section 2.7.	Notations on Variable Funding Certificates
Section 2.8.	Principal Repayments
Section 2.9.	Settlement Procedures During the Revolving Period
Section 2.10.	Settlement Procedures During the Amortization Period
Section 2.11.	Collections and Allocations
Section 2.12.	Payments, Computations, Etc
Section 2.13.	[Reserved]
Section 2.14.	Fees
Section 2.15.	Increased Costs; Capital Adequacy; Illegality
Section 2.16.	Taxes
Section 2.17.	Assignment of the Sale Agreement
Section 2.18.	Substitution and Repurchase of Loans
Section 2.19.	Optional Sales
Section 2.20.	RIC/BDC Sales

ARTICLE III	CONDITIONS TO CLOSING; ADVANCES

Section 3.1.	Conditions to Closing and Initial Advance

i

Section 3.2.	Conditions Precedent to All Advances
Section 3.3.	Custodianship; Transfer of Loans and Permitted Investments

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

Section 4.1.	Representations and Warranties of the Borrower
Section 4.2.	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral
Section 4.3.	Representations and Warranties of the Servicer
Section 4.4.	Representations and Warranties of the Backup Servicer
Section 4.5.	Representations and Warranties of the Trustee

ARTICLE V	GENERAL COVENANTS

Section 5.1.	Affirmative Covenants of the Borrower
Section 5.2.	Negative Covenants of the Borrower
Section 5.3.	Covenants of the Borrower Relating to the Hedging of Fixed Rate Loans
Section 5.4.	Affirmative Covenants of the Servicer
Section 5.5.	Negative Covenants of the Servicer
Section 5.6.	Affirmative Covenants of the Backup Servicer
Section 5.7.	Negative Covenants of the Backup Servicer
Section 5.8.	Affirmative Covenants of the Trustee
Section 5.9.	Negative Covenants of the Trustee

ARTICLE VI	ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1.	Designation of the Servicer
Section 6.2.	Duties of the Servicer
Section 6.3.	Authorization of the Servicer
Section 6.4.	Collection of Payments; Accounts
Section 6.5.	Servicer Advances
Section 6.6.	Realization Upon Charged-Off Loans
Section 6.7.	[Reserved]
Section 6.8.	Servicing Compensation
Section 6.9.	Payment of Certain Expenses by Servicer
Section 6.10.	Reports

Section 6.11.	Annual Statement as to Compliance
Section 6.12.	Annual Independent Public Accountant’s Servicing Reports
Section 6.13.	Limitation on Liability of the Servicer and Others
Section 6.14.	The Servicer Not to Resign
Section 6.15.	Servicer Defaults
Section 6.16.	Appointment of Successor Servicer

ARTICLE VII	THE BACKUP SERVICER

Section 7.1.	Designation of the Backup Servicer
Section 7.2.	Duties of the Backup Servicer
Section 7.3.	Merger or Consolidation
Section 7.4.	Backup Servicing Compensation
Section 7.5.	Backup Servicer Removal
Section 7.6.	Limitation on Liability
Section 7.7.	The Backup Servicer Not to Resign

ARTICLE VIII	THE TRUSTEE

Section 8.1.	Designation of Trustee
Section 8.2.	Duties of Trustee
Section 8.3.	Merger or Consolidation
Section 8.4.	Trustee Compensation
Section 8.5.	Trustee Removal
Section 8.6.	Limitation on Liability
Section 8.7.	The Trustee Not to Resign
Section 8.8.	Release of Documents
Section 8.9.	Return of Required Loan Documents
Section 8.10.	Access to Certain Documentation and Information Regarding the Collateral; Audits of Servicer

ARTICLE IX	SECURITY INTEREST

Section 9.1.	Grant of Security Interest
Section 9.2.	Release of Lien on Collateral
Section 9.3.	Further Assurances

Section 9.4.	Remedies
Section 9.5.	Waiver of Certain Laws
Section 9.6.	Power of Attorney

ARTICLE X	TERMINATION EVENTS

Section 10.1.	Termination Events
Section 10.2.	Remedies

ARTICLE XI	INDEMNIFICATION

Section 11.1.	Indemnities by the Borrower
Section 11.2.	Indemnities by the Servicer
Section 11.3.	After-Tax Basis

ARTICLE XII	THE ADMINISTRATIVE AGENT AND PURCHASER AGENTS

Section 12.1.	The Administrative Agent
Section 12.2.	Additional Agent

ARTICLE XIII	MISCELLANEOUS

Section 13.1.	Amendments and Waivers
Section 13.2.	Notices, Etc
Section 13.3.	Ratable Payments
Section 13.4.	No Waiver; Remedies
Section 13.5.	Binding Effect; Benefit of Agreement
Section 13.6.	Term of this Agreement
Section 13.7.	Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue
Section 13.8.	Waiver of Jury Trial
Section 13.9.	Costs, Expenses and Taxes
Section 13.10.	No Proceedings
Section 13.11.	Recourse Against Certain Parties
Section 13.12.	Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances
Section 13.13.	Confidentiality
Section 13.14.	Execution in Counterparts; Severability; Integration
Section 13.15.	Waiver of Setoff

Section 13.16.	Assignments by the Purchasers
Section 13.17.	Heading and Exhibits
Section 13.18.	Loans Subject to Retained Interest Provisions
Section 13.19.	Non-Confidentiality of Tax Treatment

v

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Funding Request)
EXHIBIT A-1-PF	Form of Borrowing Notice (P-F Funding Request)
EXHIBIT A-2	Form of Borrowing Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT A-3	Form of Borrowing Notice (Investment of Amounts on Deposit in the Principal Collections Account and/or Pre-Funded Advances from the Pre-Funded Advances Account)
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Pre-Funded Advance Certificate
EXHIBIT B	Form of Variable Funding Certificate (Conduit Purchaser or Institutional Purchaser)
EXHIBIT C	Form of Servicing Report
EXHIBIT D	Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT E-1	Form of Officer’s Certificate as to Solvency (Ares Capital CP Funding LLC)
EXHIBIT E-2	Form of Officer’s Certificate as to Solvency (Ares Capital Corporation)
EXHIBIT F-1	Form of Officer’s Closing Certificate (Ares Capital CP Funding LLC)
EXHIBIT F-2	Form of Officer’s Closing Certificate (Ares Capital Corporation)
EXHIBIT G-1	Form of Power of Attorney (Ares Capital CP Funding LLC)
EXHIBIT G-2	Form of Power of Attorney (Ares Capital Corporation)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Servicer’s Certificate
EXHIBIT K	Form of Transferee Letter
EXHIBIT L	Form of Certificate of Closing Attorneys
EXHIBIT M	Form of Joinder Supplement
EXHIBIT N	Form of Confidentiality Provision

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Concentration Account Bank and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	Loan List
SCHEDULE V	ACC Loan List
SCHEDULE VI	[Reserved]
SCHEDULE VII	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE VIII	[Reserved]
SCHEDULE IX	Moody’s Industry Classification Group

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

THIS SALE AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of November 3, 2004, by and among:

(1)           ARES CAPITAL CORPORATION, a Maryland corporation (“Ares Capital Corporation”), as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(2)           ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(3)           EACH OF THE CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO, as a Conduit Purchaser;

(4)           EACH OF THE INSTITUTIONAL PURCHASERS FROM TIME TO TIME PARTY HERETO, as an Institutional Purchaser;

(5)           EACH OF THE PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, as a Purchaser Agent;

(6)           WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (together with its successors and assigns, “WCM”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”);

(7)           LYON FINANCIAL SERVICES, INC., a Minnesota corporation, doing business as U.S. Bank Portfolio Services (“Lyon”), not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”); and

(8)           U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”).

R_E_C_I_T_A_L_S

WHEREAS, the Borrower has acquired, and may from time to time continue to acquire, certain Loans from the Originator pursuant to the Sale Agreement;

WHEREAS, the Borrower is prepared to transfer and assign, and grant security interests in, certain Loans and certain related security with respect thereto and the proceeds thereof and certain other assets to the Purchasers from time to time;

WHEREAS, the Purchasers may, in accordance with the terms of this Agreement, purchase Variable Funding Certificates representing an undivided ownership interest in such Loans, related security and proceeds;

WHEREAS, it is the intention of the parties hereto that (i) in connection with each Advance hereunder, the Borrower hereby transfers and assigns to the Trustee, on behalf of the Purchasers, and hereby grants to the Trustee a security interest in, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to the Loans and certain related security with respect thereto and the proceeds thereof and the other Collateral, and (ii) this Agreement shall constitute a security agreement under Applicable Law in respect of the transfer and grant described in the second Recital above and all other security interests granted hereunder; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITION

Section 1.1.                                Certain Defined Terms.

(a)           Certain capitalized terms used throughout this Agreement are defined in this Section 1.1.  As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“ACC Loan”:  Any Loan included on the ACC Loan List.

“ACC Loan List”:  The list of Loans on Schedule V attached hereto that are owned by the Originator on the date hereof and that are not required to be titled in the name of the Borrower at the time such Loans are first included in the Collateral, to the extent such Loans are first included in the Collateral prior to the Required Transfer Date.

“Account”:  Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Pre-Funded Advances Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent or the Trustee for convenience in administering such accounts.

“Accreted Interest”:  Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as interest as it accrues.

“Accrual Period”:  With respect to (a) each Advance (or portion thereof) funded at an Interest Rate equal to the CP Rate, (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day (whether or not a Business Day) of the calendar month preceding the first Payment Date and (ii) with respect to any subsequent Payment Date, the period from and including the first day (whether or not a Business Day) of the calendar month in which the preceding Payment Date occurred, to and including the last day (whether or not a Business Day) of the calendar month immediately preceding the month in which the Payment Date occurs; and (b) each Advance (or portion thereof) funded at an Interest Rate other than the CP Rate, (i) with respect to the first Payment Date, the period from and including the Closing Date to but excluding such first Payment Date and (ii) with respect to any subsequent Payment Date, the period from and including the previous Payment Date to but excluding such subsequent Payment Date.

“Additional Amount”:  Defined in Section 2.16.

“Additional Loans”:  All Loans other than Existing Loans that become part of the Collateral after the initial Funding Date pursuant to the delivery of a Loan Assignment (as defined in the Sale Agreement) and listed on a schedule to such Loan Assignment.

“Adjusted Eurodollar Rate”:  For any Accrual Period, a per annum interest rate equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

“Administrative Agent”:  WCM, in its capacity as administrative agent for the Purchaser Agents, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Advance”:  Any Funded Advance or Pre-Funded Advance.

“Advance Rate”:  With respect to any type of Loan on any Measurement Date, the corresponding percentage for such type of Loan (such type to be determined as of the Funding Date of each Loan) set forth below:

Type of Loan	Advance Rate
Senior Secured ABL	85%

Senior Secured Loan	80%

Stretch Senior Secured Loan	75%

LOT Loan	70%

Second Lien Loan	68%

Senior Subordinated Loan	63%

Junior Subordinated Loan	50%

DIP Loan	70%

For the avoidance of doubt, with respect to any Agented Notes, the applicable Advance Rate will be determined by reference to the type of the applicable underlying Loan.

“Advances Outstanding”:  On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”:  The Administrative Agent, each Purchaser Agent, each Purchaser, each Liquidity Bank, all assignees and participants of each Purchaser and each Liquidity Bank, any sub-agent of the Administrative Agent and any successor to a Purchaser Agent.

“Affiliate”:  With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided, however, that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.  For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Note”:  Any Loan (a) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan) prior to such Loan becoming part of the Collateral and (b) with respect to which, upon an assignment of the note under the Sale Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Originator with respect to such note and the Related Property.

“Aggregate Outstanding Loan Balance” or “AOLB”:  On any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date, minus the Outstanding Loan Balances of any Charged-Off Loans.

“Aggregate Unpaids”:  At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Borrower to the Purchasers, the Purchaser Agents, the Administrative Agent, the Backup Servicer, each Hedge Counterparty and the Trustee hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required to be paid under Section 2.9, Section 2.10, Section 2.14, Section 2.15 and Section 2.16 to any Indemnified Party) or under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or by the Borrower or any other Person under any fee letter delivered in connection with the transactions contemplated by this Agreement (including, without limitation, each Purchaser Fee Letter, the Backup Servicer Fee Letter and the Trustee Fee Letter), in each case whether due or accrued.

“Agreement”:  Defined in the Preamble.

“Alternative Rate”:  A per annum interest rate equal to (i) the Adjusted Eurodollar Rate; or (ii) if a Eurodollar Disruption Event occurs, the Base Rate.

“Amortization Period”:  The period beginning on the date on which the Termination Date is declared or occurs automatically pursuant to Section 10.2(a), and ending on the Collection Date.

“Applicable Law”:  For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Appraisal”:  With respect to any Mortgaged Property as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines established by the Appraisal Institute.

“Appraisal Institute”:  The international membership association of real estate appraisers.

“Ares LIBOR Rate”:  The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on Telerate Page 3750, as and when determined in accordance with the applicable Underlying Instruments.

“Ares Prime Rate”:  The rate designated by certain reference lenders in the Underlying Instruments from time to time as its prime rate in the United States, such rate to change as and when the designated rate changes; provided, however, the Ares Prime Rate is not intended to be lowest rate of interest charged by the Originator in connection with extensions of credit to debtors.

“Assignment of Mortgage”:  An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment of the Mortgage to the Trustee, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by Applicable Law.

“Attached Equity”: With respect to any Loan, any stock, partnership or membership interest, beneficial interest or other equity security, warrant, option, or any right, including,

without limitation, any registration right, with respect to the foregoing received by the Originator in connection with the origination or acquisition of such Loan.

“Availability”:  At any time, an amount equal to the excess, if any, of (i) the lesser of (a) the Facility Amount and (b) the Maximum Availability over (ii) the Advances Outstanding on such day; provided that, during the Amortization Period, the Availability shall be equal to zero.

“Available Funds”:  With respect to any Payment Date, all immediately available amounts on deposit in the Collection Account (including, without limitation, any Collections and Servicer Advances).

“Average Pool Delinquency Ratio”:  As of any Determination Date, the percentage equivalent of a fraction, the numerator of which is the sum of the Pool Delinquency Ratios for such Determination Date and each of the two preceding Determination Dates (or such lesser number of preceding Determination Dates as shall have elapsed as of such Determination Date), and the denominator of which is three (or such lesser number of Determination Dates included in the calculations described herein).

“Backup Servicer”:  Defined in the Preamble.

“Backup Servicer Fee Letter”:  The Backup Servicer Fee Letter, dated as of the date hereof, by and among the Servicer, the Administrative Agent, the Trustee, and the Backup Servicer, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Backup Servicer Termination Notice”:  Defined in Section 7.5.

“Backup Servicing Fee”:  The fee set forth as such in the Backup Servicer Fee Letter.

“Bankruptcy Code”:  The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”:  On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“Benefit Plan”:  Any “employee benefit plan” as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower”:  Defined in Preamble.

“Borrowing Base”:  As of any Measurement Date, an amount equal to (i) the Aggregate Outstanding Loan Balance, after giving effect to all Loans added to and removed from the Collateral on such date, minus (ii) the Excess Concentration Amount, minus (iii) the Outstanding Loan Balances of all Delinquent Loans.

“Borrowing Base Certificate”:  Each certificate, in the form of Exhibit A-4, required to be delivered by the Borrower with each Borrowing Notice related to a Funded Advance and on each Measurement Date.

“Borrowing Notice”:  Each notice required to be delivered by the Borrower (i) in respect of (a) the Initial Advance and each incremental Funded Advance, in the form of Exhibit A-1, (b) each Pre-Funded Advance, in the form of Exhibit A-1-PF, (c) any reduction of the Facility Amount or repayment of Advances Outstanding, in the form of Exhibit A-2, or (d) any reinvestment of Principal Collections under Section 2.9(b), in the form of Exhibit A-3.

“Breakage Costs”:  With respect to any Purchaser, any amount or amounts as shall compensate such Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by the applicable Purchaser Agent on behalf of such Purchaser, in such Purchaser Agent’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding or Interest.  All Breakage Costs shall be due and payable hereunder upon demand, in accordance with the terms hereof.  The determination by the applicable Purchaser Agent of the amount of any such loss, cost or expense shall be set forth in a written notice to the Borrower and shall be conclusive absent manifest error.

“Business Day”:  Any day (other than a Saturday or a Sunday) on which commercial banks are not required or authorized to be closed in New York, New York, Charlotte, North Carolina, Boston, Massachusetts, Minneapolis, Minnesota or Florence, South Carolina.

“Certificated Security”:  The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”:  Any of the following:

(a)           The Management Agreement shall fail to be in full force and effect;

(b)           the creation or imposition of any Lien on any limited liability company membership interest in the Borrower;

(c)           the failure by the Originator to own 100% of the limited liability company membership interests in the Borrower; or

(d)           the dissolution, termination or liquidation in whole or in part, transfer or other disposition of all or substantially all of the assets of, Ares Capital Corporation.

“Change of Tax Law”:  Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction in which an Obligor is organized), or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any proposed change in such laws or change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction, or the official proposal of any such action.

“Charged-Off Loan”:  A Loan as to which any of the following first occurs:  (i) the Servicer has determined in accordance with the Servicing Standard that such Loan is not collectible, (ii) the Loan has been a Delinquent Loan for a period of 60 days or more (without giving effect to any Servicer Advance thereon or any grace period permitted in the related Underlying Instruments), (iii) except in the case of any DIP Loan, the related Obligor is subject to an Insolvency Event or (iv) the related Obligor is not Solvent or such Loan is on non-accrual status, as reasonably determined by the Servicer in accordance with the Credit Policy and the Servicing Standard.

“Charged-Off Portfolio Loan”:  A Portfolio Loan as to which any of the following first occurs:  (i) the Servicer has determined in accordance with the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan) that such Portfolio Loan is not collectible, (ii) the Portfolio Loan has been a Delinquent Portfolio Loan for a period of 60 days or more (without giving effect to any servicer advance or loan by the Originator or any of its Affiliates thereon or any grace period permitted in the related Underlying Instruments), (iii) the related Obligor is subject to an Insolvency Event or (iv) the related Obligor is not Solvent or such Portfolio Loan is on non-accrual status, as reasonably determined by the Servicer in accordance with the Credit Policy and the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan).

“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”:  The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Counsel”:  Legal counsel responsible for closing the origination or acquisition of any Loan on behalf of the Originator which is sold to the Borrower under the Sale Agreement and financed by the Borrower under this Agreement.

“Closing Date”:  November 3, 2004.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified in clauses (i) - (iii) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)  the Existing Loans and Additional Loans, and all monies due or to become due in payment under such Existing Loans and Additional Loans on and after the related Cut-Off Date, including, but not limited to, all Collections, but excluding any related Attached Equity;

(ii)  all Related Security with respect to the Loans referred to in clause (i);

(iii)  the Accounts and all Permitted Investments purchased with funds on deposit in the Accounts (including all Permitted Investments purchased in connection with Pre-Funded Advances); and

(iv)  all income and Proceeds of the foregoing.

“Collection Account”:  Defined in Section 6.4(h).

“Collection Date”:  The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”:  With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections”:  (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts), (b) interest earnings on Permitted Investments or otherwise in any Account, (c) any cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security (including from any guarantors) and (d) all payments received pursuant to any Hedging Agreement or Hedge Transaction.

“Commercial Paper Notes”:  Any short-term promissory notes of any Conduit Purchaser issued by such Conduit Purchaser in the commercial paper market.

“Commitment”:  With respect to each Conduit Purchaser and each Institutional Purchaser, the commitment of such Purchaser to make Advances in accordance herewith in an amount not to exceed (a) prior to the Termination Date, the dollar amount set forth opposite such Purchaser’s name on Annex B hereto or the amount set forth as such Purchasers “Commitment” on Schedule I to the Joinder Supplement relating to such Purchaser, as applicable, and (b) on or after the Termination Date, with respect to each Conduit Purchaser and each Institutional Purchaser, the Pro Rata Share of such Conduit Purchaser or Institutional Purchaser, as applicable, of the aggregate Advances Outstanding.

“Commitment Fee”:  With respect to any Purchaser, the “commitment fee” set forth in the applicable Purchaser Fee Letter.

“Concentration Account”:  The account maintained at the Concentration Account Bank, subject to the Intercreditor Agreement, for the purpose of receiving Collections, the details of which are set forth on Schedule II, as such schedule may be amended from time to time.

“Concentration Account Bank”:  U.S. Bank National Association, a national banking association.

“Concentration Limits”:  As of any Measurement Date, for purposes of determining the Borrowing Base, the Eligible Loans included in the Aggregate Outstanding Loan Balance must conform to the concentration limitations set forth below (except as specifically noted, percentages refer to the percentage of the Aggregate Outstanding Loan Balance):

(a)         the sum of the Outstanding Loan Balances of Eligible Loans that have been owned by the Borrower for a period of greater than 12 months from the Closing Date and 12 months after each Term Securitization shall not exceed $20,000,000; provided that, for any Eligible Loan a portion of which has been conveyed into a Term Securitization, the initial date of the Borrower’s ownership of such Eligible Loan will be reset to the closing date of such Term Securitization for the purposes of determining compliance with this limitation;

(b)        the sum of the Outstanding Loan Balances of Eligible Loans that are Loans to a single Obligor (including any Affiliates thereof) shall not exceed (x) $20,000,000, at any time when the Facility Amount is less than $250,000,000, or (y) $25,000,000, at any time when the Facility Amount is greater than or equal to $250,000,000;

(c)         the sum of the Outstanding Loan Balances of all Eligible Loans divided by the number of Eligible Obligors (including Affiliates thereof) shall not exceed the greater of 4% or $8,000,000;

(d)        the sum of the Outstanding Loan Balances of Eligible Loans that are loans to Eligible Obligors in the same Moody’s Industry Classification Group shall not exceed the greater of 15% or $20,000,000;

(e)         the sum of the Outstanding Loan Balances of Eligible Loans that are DIP Loans shall not exceed the greater of 5% or $7,500,000;

(f)         the sum of the Outstanding Loan Balances of Eligible Loans that are Revolving Loans shall not exceed the greater of 20% or $20,000,000;

(g)        the sum of the Outstanding Loan Balances of Eligible Loans that have a Risk Rating of (i) 1, shall not exceed 0%, and (ii) 2, shall not exceed the greater of 10% or $7,500,000; and

(h)        the sum of the Outstanding Loan Balances of Eligible Loans that are PIK Loans with a current annual cash coupon of less than (i) the Ares LIBOR Rate + 5.0%, if such Loan is a Floating Rate Loan with an interest rate based on Ares LIBOR Rate, (ii) the Ares Prime Rate + 3.0%, if such Loan is a Floating Rate Loan with an interest rate based on the Ares Prime Rate, and (iii) 7.0% if such Loan is a Fixed Rate Loan, shall not exceed 0%.

“Conduit Purchaser”:  VFCC and each other commercial paper conduit as may from time to time become a Purchaser hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(e).

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract,

undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“CP Rate”:  With respect to any Conduit Purchaser for any day during any Accrual Period, the per annum rate equal to (a) the rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Purchaser from time to time as interest on or otherwise in respect of the Commercial Paper Notes issued by such Conduit Purchaser that are allocated, in whole or in part, by such Purchaser’s Purchaser Agent to fund the purchase or maintenance of the outstanding Advances made by such Purchaser (and which may also, in the case of a pool-funded Conduit Purchaser, be allocated in part to the funding of other assets of such Conduit Purchaser and which Commercial Paper Notes need not mature on the last day of any Accrual Period) during such Accrual Period as determined by such Conduit Purchaser’s Purchaser Agent, which rates shall reflect and give effect to (i) certain documentation and transaction costs (including, without limitation, dealer and placement agent commissions, and incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser) associated with the issuance of such Conduit Purchaser’s Commercial Paper Notes, and (ii) other borrowings by such Conduit Purchaser, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, to the extent such amounts are allocated, in whole or in part, by such Conduit Purchaser’s Purchaser Agent to fund such Conduit Purchaser’s purchase or maintenance of the outstanding Advances made by such Purchaser during such Accrual Period; provided that, if any component of such rate is a discount rate, in calculating the applicable “CP Rate” for such day, such Conduit Purchaser’s Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent per annum rate or (b) such other rate as may be set forth as such in such Conduit Purchaser’s Purchaser Fee Letter.

“Credit Policy”:  The written credit policies and procedures manual of the Originator provided to the Administrative Agent on the Closing Date, as such credit policies and procedures manual may be as amended or supplemented from time to time in accordance with Section 5.4(f).

“Cut-Off Date”:  With respect to each Loan, the Funding Date of the Advance made in respect thereof.

“Defaulted Loan Sale”:  Defined in Section 2.18(c)(i).

“Defaulted Loan Sale Date”:  The Business Day identified by the Borrower to the Administrative Agent and the Trustee in a Defaulted Loan Sale Notice as the proposed date of a Defaulted Loan Sale.

“Defaulted Loan Sale Notice”:  Defined in Section 2.18(c)(i)(1).

“Delayed Draw Term Loan”:  A Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan but which, once all such installments have been made, has the characteristics of a Term Loan.

“Delinquent Loan”:  A Loan (other than a Charged-Off Loan) as to which any of the following occurs:  (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments); (b) a Material Modification of the type described in clause (b), (c) or (f) of the definition thereof has occurred with respect to such Loan; (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 60 days from the original date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments); or (d) consistent with the Servicing Standard, such Loan would be classified as delinquent by the Servicer.

“Delinquent Portfolio Loan”:  A Portfolio Loan (other than a Charged-Off Portfolio Loan) as to which any of the following first occurs:  (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any servicer advance thereon or any grace period permitted in the Underlying Instruments); (b) a Material Modification of the type described in clause (b), (c) or (f) of the definition thereof has occurred with respect to such Portfolio Loan; (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 60 days from the original date for such payment (without giving effect to any servicer advance thereon or any grace period permitted in the Underlying Instruments); or (d) consistent with the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Loan), such Portfolio Loan would be classified as delinquent by the Servicer.

“Determination Date”:  The last day of each calendar month.

“DIP Loan”:  Any Loan or Portfolio Loan to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted by the Credit Policy and also which satisfies the following criteria:  (a) the DIP Loan is duly authorized by a final order of the applicable bankruptcy court or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364; (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code; (c) the Obligor’s obligations under such Loan or Portfolio Loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510; (d) the DIP Loan is secured and the Liens granted by the applicable bankruptcy court or federal district court in relation to the Loan or Portfolio Loan have not been subordinated, in whole or in part, to the Liens of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise; (e) the Obligor is not in default on its obligations under the Loan or Portfolio Loan; (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan or Portfolio Loan, in whole or in part, (ii) subordinate, in whole or in part, any Lien granted in connection with such Loan or Portfolio Loan, (iii) fail to provide for the repayment, in full and in cash, of the Loan or Portfolio Loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan or Portfolio Loan; and (g) the DIP Loan is documented in a form that is commercially reasonable and consistent with the Credit Policy.  For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable bankruptcy court or federal district court or the clerk thereof.

“Dollars”:  Means, and the conventional “$” signifies, the lawful currency of the United States.

“Eligible Loan”:  On any Measurement Date, each Loan:

(A)          for which the Administrative Agent, the Trustee and the Backup Servicer have received, no later than 12:00 p.m. on the day prior to the related Funding Date, the following:

(1)           a faxed copy of the duly executed original promissory note for the Loan (other than in the case of a Noteless Loan) and if any Loan is closed in escrow, a certificate in the form of Exhibit L from the closing attorneys of such Loans certifying as to their possession of the Required Loan Documents; provided that, notwithstanding the foregoing, as to any Additional Loans, the Required Loan Documents shall be in the possession of the Trustee within five Business Days of any related Funding Date; and

(2)           a Certificate of Assignment in the form of Exhibit A to the Sale Agreement, including Schedule I thereto, and

(B)           that satisfies each of the following eligibility requirements:

(a)           such Loan is underwritten as (i) a cash flow loan where the source of repayment is ongoing cash flow of the Obligor, (ii) an asset-based loan where the source of repayment is liquidation of collateral (including real estate), or (iii) some combination thereof;

(b)           such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(c)           such Loan does not contravene any Applicable Law (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and no part thereof is in violation of any Applicable Law;

(d)           such Loan is denominated and payable only in Dollars in the United States to Obligors residing in the United States (as determined by the domicile of the related underlying collateral);

(e)           such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including, without limitation, the completion of a due diligence and, if applicable, a collateral assessment and (ii) is fully documented in a manner consistent with the Credit Policy and such Loan is being serviced by the Servicer in accordance with the Servicing Standard;

(f)            such Loan (i) if a Senior Secured ABL, Senior Secured Loan, Stretch Senior Secured Loan, LOT Loan, Second Lien Loan or DIP Loan has an original term to maturity that does not exceed 96 months and (ii) if a Senior Subordinated Loan or Junior Subordinated Loan, has an original term to maturity that does not exceed 120 months;

(g)           all of the original or certified Required Loan Documents, acceptable to the Administrative Agent and the Originator, with respect to such Loan have been, or will be, delivered to the Trustee on or prior to the related Funding Date, except as otherwise provided in Section 3.2(c), and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in Los Angeles, California in accordance with documented safety procedures approved by the Administrative Agent;

(h)           as of the related Funding Date, such Loan is not more than ten days delinquent in payment and, since its origination by the Originator or, in the case of any Loan not originated by the Originator, acquisition by the Originator, such Loan has never been more than 30 days delinquent in payment of either principal or interest;

(i)            such Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the Originator or any of its Affiliates to the Obligor that was a Delinquent Loan or a Charged-Off Loan) or extension of credit by the Originator to the Obligor for the purpose of (i) making any past due principal, interest or other payments due on such Loan, (ii) preventing such Loan or any other loan to the related Obligor from becoming past due or (iii) causing a Delinquent Loan or a Charged-Off Loan to cease to be so classified;

(j)            if such Loan is an ACC Loan, such Loan does not contain any restrictions on further assignment or transferability other than provisions requiring Obligor, lending agent and/or co-borrower consent and execution of an assignment agreement;

(k)           such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Trustee, for the benefit of the Secured Parties, and, if such Loan is not an ACC Loan, such Loan does not contain any restrictions on further assignments or transferability to the related special purpose entity issuer in connection with any Permitted Securitization other than the execution of an assignment agreement;

(l)            such Loan either (i) contains the confidentiality provision set forth on Exhibit N or (ii) does not contain a confidentiality provision that restricts or purports to restrict the ability of the Trustee or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the related Loan File;

(m)          such Loan provides for periodic payments of a portion of accrued and unpaid interest in cash on a current basis, no less frequently than quarterly;

(n)           all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required by the Originator or the Borrower to be obtained, effected or given in connection with the Originator’s or the Borrower’s making, acquisition, transfer or performance of such Loan have been duly obtained, effected or given and are in full force and effect;

(o)           such Loan does not permit interest to be capitalized in its entirety or contain payment obligations relating to “put rights” by the related Obligor;

(p)           such Loan is an “Eligible Asset” as defined in Rule 3a-7 under the 1940 Act;

(q)           such Loan is Registered;

(r)            such Loan, together with the Related Security, has been sold to the Borrower pursuant to (and in accordance with) the Sale Agreement, and the Borrower has good and marketable title, to such Loan and Related Security, free and clear of all Liens (other than Permitted Liens);

(s)           the Loan (together with the Collections and Related Security related thereto), has been the subject of a grant of a valid and first priority perfected security interest by the Borrower in favor of the Trustee, on behalf of the Secured Parties;

(t)            the Obligor with respect to such Loan is an Eligible Obligor;

(u)           all information provided by the Borrower or the Servicer to the Administrative Agent or the Trustee in writing with respect to the Loan is true and correct in all material respects as of the date such information is provided;

(v)           such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(w)          such Loan does not require the Borrower to make future advances to the Obligor under the related Underlying Instruments (exclusive of advances under Revolving Loans or Delayed Draw Term Loans which are part of the Retained Interest or advances made to protect or preserve rights against the Obligor, to preserve or enhance the value of any Related Property securing such Loan or to indemnify an agent or representative for lenders pursuant to any such Underlying Instrument);

(x)            such Loan is not a Loan with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full;

(y)           no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Borrower or the Originator in the selection of such Loan for inclusion in the Collateral;

(z)            the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Loan is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (A) such security does not constitute a “voting security” for purposes of the 1940 Act or (B) the aggregate amount of such security held by the Borrower is less than 10% of the entire issue of such security;

(aa)         such Loan does not constitute Margin Stock;

(bb)         such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change of Tax Law;

(cc)         the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision);

(dd)         [Reserved];

(ee)         [Reserved];

(ff)           such Loan is not a Participation;

(gg)         if such Loan is an Agented Note:

(i)                  the related Underlying Instruments shall include a note purchase or similar agreement containing (x) provisions relating to the appointment and duties of a payment agent and a collateral agent (which, in the case of a Loan originated by the Originator, shall be the Originator or a wholly-owned Subsidiary of the Originator) and in such capacity such agent has the right to receive and collect payments and to enforce the Obligor’s obligations on behalf of all holders of the Obligor’s underlying indebtedness at the direction of the requisite majority of the underlying lenders and (y) if such Agented Note was issued in a transaction involving more than one class of notes, intercreditor provisions;

(ii) if the entity serving as the collateral agent of the security for all notes of the Obligor issued under the applicable Underlying Instruments has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the noteholders have been executed and filed or recorded as appropriate prior to such Agented Note becoming a part of the Collateral;

(iii)                all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Underlying Instruments of, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of such Agented Note and the Originator’s right, title and interest in the Related Property to the Borrower and the Trustee’s security interest therein on behalf of the secured parties;

(iv)               the right to control the actions of and replace the collateral agent and/or the paying agent of the notes is to be exercised by at least a majority in interest of all holders of such Agented Notes; and

(v)                                all notes of the Obligor of the same priority are cross-defaulted and the Related Property securing such notes is held by the collateral agent for the benefit of all holders of the notes and all holders of such notes (A) have an undivided pari passu interest in the Related Property securing such notes, (B) are secured by, and share in the proceeds of the sale or other disposition of, such Related Property on a pro rata basis and (C) may transfer or assign their right, title and interest in the Related Property;

(hh)              if such Loan is a Material Mortgage Loan:

(i)                  the Loan is secured by the related Mortgage, which has been properly recorded (or, if not properly recorded, has been submitted in proper form for recording) and establishes and creates a valid, enforceable and subsisting first priority security interest on the related Mortgaged Property subject only to the following permitted encumbrances: (a) the Lien of current real property taxes and assessments; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the Mortgaged Property is located or specifically reflected in the Appraisal obtained by the Originator in connection with the origination of the related Loan; and (c) other matters to which like properties are commonly subject which do not materially and adversely interfere with the value of or current principal use of the related Mortgaged Property or the benefits of the security intended to be provided by such Mortgage;

(ii) the Lien of the related Mortgage is insured by a Title Policy or its equivalent, issued by a nationally recognized title insurance company licensed to do business in the state in which the Mortgaged Property is located, insuring the Originator of such Loan, its successors and assigns, as to the first priority Lien of the related Mortgage in the original principal amount of such Loan after all advances of principal, subject only to customary Liens permitted under the Mortgage (or, if a Title Policy has not yet been issued in respect of such Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan); (ii) each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder; (iii) the Originator, the Borrower and the Servicer have not, by act or omission, done anything that would materially impair the coverage under such Title Policy; (iv) the Title Policy is freely transferable or assignable by the Originator, and the Borrower; and (iv) immediately following the transfer and assignment of the related Loan to the Secured Parties, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Secured Parties without the consent of or notice to the insurer;

(iii)                any related Mortgage contains customary and enforceable provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (x) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (y) otherwise by judicial foreclosure, and there is no homestead or other exemption available to the Obligor which would materially interfere with the right to sell the Mortgaged Property related to such Loan at a trustee’s sale or the right to foreclose the Mortgage;

(iv)               all escrow deposits relating to such Loan that are, as of the applicable Cut-Off Date, required to be deposited with the mortgagee or its agent have been so deposited;

(v)                there is no delinquent tax or assessment Lien on any Mortgaged Property which is the primary Collateral for the related Material Mortgage Loan, and each such Mortgaged Property is free of material damage and is in good repair;

(vi)               there are no material defaults in complying with the terms of any applicable related Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable;

(vii)              the related Loan File contains a valid Appraisal, an Environmental Site Assessment, and, in the case of any Loan either (x) having an Outstanding Loan Balance of $5,000,000 or greater or (y) with respect to which the related Mortgaged Property is at least 25 years old, an engineering report;

(viii)             the terms of such Loan require that improvements on the related Mortgaged Property be insured by a generally acceptable carrier against loss under a hazard insurance policy with extended coverage and conforming to the requirements of the Agreement, and all such insurance policies are in full force and effect;

(ix)                no proceeding for the condemnation of all or any material portion of the related Mortgaged Property has commenced or been threatened;

(x)                 the related Mortgaged Property was subject to one or more Environmental Site Assessments (or an update of a previously conducted Environmental Assessment), which were performed on behalf of the Originator, or as to which the related report was delivered to the Originator in connection with its origination or acquisition of such Loan, and the Originator, the Borrower and the Servicer have no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property;

(xi)                none of the Originator, the Borrower or the Servicer have taken any action with respect to such Loan or the related Mortgaged Property that could subject the Secured Parties, or their respective successors and assigns in respect of such Loan, to any liability under CERCLA or any other applicable federal, state or local Environmental Law, and none of the Originator, the Borrower or the Servicer have received any actual notice of a material violation of CERCLA or any applicable federal, state or local Environmental Law with respect to the related Mortgaged Property;

(xii)               the interest of the related Obligor in the related Mortgaged Property consists of an Interest in Real Property constituting part of such Mortgaged Property;

(xiii)              based on surveys and/or the related Title Policy obtained in connection with the origination of such Loan, as of the date of such origination, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the Title Policy), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent; and (ii) based upon opinions of counsel and/or other due diligence customarily performed by the Originator, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses);

(xiv)              as of the date of origination of such Loan, the related Obligor or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by Applicable Law for the ownership and operation of the related Mortgaged Property as it was then operated;

(xv)               the related Mortgage provides that Insurance Proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair such Mortgaged Property, or to repay the principal of such Loan, or otherwise at the option of the holder of the related Mortgage;

(xvi)              such Loan contains provisions for the acceleration of the payment of the unpaid principal balance of such Loan if, without obtaining consent of the holder of the promissory note complying with the requirements of such Loan, the related Mortgaged Property, or any controlling interest therein, is directly or indirectly transferred or sold, unless otherwise approved in writing by the Administrative Agent in its sole discretion;

(xvii)             the Assignment of Leases and Rents, if any, establishes and creates a valid, subsisting and, subject only to Permitted Liens, enforceable lien and security interest in the related Obligor’s interest in the material leases pursuant to which any person is entitled to occupy, use or possess all or any portion of the Mortgaged Property;

(xviii)            if such Mortgage is a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves, and no fees or expenses are payable to such trustee by the Originator, the Borrower, the Servicer, the Purchasers or any transferee thereof, except in connection with a sale after default by the related Obligor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Loan; and

(xix)              if such Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage described in the Agreement.

(ii)              such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees; and

(jj)              the Borrower has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee and the Secured Parties in any Insurance Policies applicable to the Loan including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Trustee and the Secured Parties.

provided, however, that, notwithstanding anything herein to the contrary, prior to the related Required Transfer Date, no ACC Loan included in the Collateral shall fail to be an Eligible Loan hereunder solely because all consents, assignments and other agreements and documents necessary to cause such ACC Loan to be titled in the name of the Borrower have not been obtained by the Originator.

“Eligible Obligor”:  On Measurement Date, any Obligor that:

(i)                  is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(ii) is a legal operating entity or holding company;

(iii)                has not entered into the Loan primarily for personal, family or household purposes;

(iv)               is not a Governmental Authority;

(v)                is not an Affiliate of the Borrower, the Originator or the Servicer (so long as the Servicer is an Affiliate of or the Borrower);

(vi)               such Obligor’s principal office is located in the United States;

(vii)              is not in the nuclear waste, biotechnology, natural resource exploration or internet industry (other than Obligors in the business of wholesale purchasing and reselling of natural gas or electricity, the Loans to which have been appropriately hedged) unless approved in writing by the Administrative Agent in its sole discretion; and

(viii)             except with respect to a DIP Loan that has been approved in writing by the Administrative Agent, is not (and has not been for at least four years) the subject of an Insolvency Event, and, as of the date on which such Loan becomes part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, as determined by the Servicer, unless approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld).

“Eligible Repurchase Obligations”:  Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (iii)(b) of the definition of Permitted Investments.

“Entitlement Holder”:  The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”:  Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.  Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Environmental Site Assessment”:  With respect to any Mortgaged Property, a “Phase I assessment” or “Phase II assessment” conducted in accordance with ASTM Standard E 1527-97 or any successor thereto published by the American Society for Testing and Materials Standard.

“Equity Security”:  (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Loan but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”:  The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”:  (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”:  Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”:  The occurrence of any of the following:  (a) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser, as applicable, to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser, as applicable, that the rate at which deposits of United States dollars are being offered to such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant or such Institutional Purchaser of making, funding or maintaining any Advance or (d) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of the inability of such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”:  For any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Excepted Persons”:  Defined in Section 13.13(a).

“Excess Concentration Amount”:  With respect to all Eligible Loans included in the Collateral, the amount by which the sum of the Outstanding Loan Balances of such Eligible Loans exceeds any applicable Concentration Limits, to be calculated without duplication.

“Exchange Act”:  The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”:  (a) Any amount received in the Concentration Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property and (b) any amount received in the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any amount received in the Collection Account with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold by the Borrower pursuant to Section 2.18, Section 2.19 or Section 2.20, to the extent such amount is attributable to a time after the effective date of such replacement or sale and (iv) any amounts paid in respect of Attached Equity.

“Existing Loans”:  Each Loan purchased by the Borrower under the Sale Agreement and owned by the Borrower on the initial Funding Date, if any, as set forth on the Loan List delivered pursuant to Section 3.2(a)(i) on the initial Funding Date.

“Facility Amount”:  The lesser of (a) $150,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto, and (b) the aggregate Commitments then in effect; provided that, on or after the Termination Date, the Facility Amount shall be equal to the Advances Outstanding.

“Facility Termination Date”:  November 2, 2007 or such later date as the Administrative Agent and each Purchaser Agent shall notify the Borrower of in writing in accordance with Section 2.1(d).

“Fair Market Value”:  With respect to each Eligible Loan included in the Collateral, if such Eligible Loan has been reduced in value on such date of determination below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to any warrants received in connection with such Eligible Loan) the fair market value of such Eligible Loan as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the Originator, to be determined by the Board of Directors of the Originator and reviewed by its auditors.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”:  For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Finance Charges”:  With respect to any Loan, any interest or finance charges payable by an Obligor pursuant to or with respect to such Loan.

“Financial Asset”:  The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”:  Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fitch”:  Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”:  A Loan other than a Floating Rate Loan.

“Floating Rate Loan”:  A Loan under which the interest rate payable by the Obligor thereof is based on the Ares Prime Rate or Ares LIBOR Rate, plus some specified interest percentage in addition thereto, and which provides that such interest rate will reset immediately upon any change in the related Ares Prime Rate or Ares LIBOR Rate.

“Funded Advance”:  Defined in Section 2.1(b).

“Funding Date”:  With respect to any Advance, the Business Day following the Business Day of receipt by the Administrative Agent, the Trustee and each Purchaser Agent of a Borrowing Notice and other required deliveries in accordance with Section 2.3, in the case of any Funded Advance, and Section 2.2, in the case of any Pre-Funded Advance.

“Funding Request”:  A Borrowing Notice in the form of Exhibit A-1 requesting an Advance and including the items required by Section 2.3.

“GAAP”:  Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”:  With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“H.15”:  Federal Reserve Statistical Release H.15.

“Hazardous Materials”: All materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Amount”:  On any day that the Outstanding Loan Balance of all Fixed Rate Loans exceeds $20,000,000 or the Portfolio Yield is less than the Minimum Portfolio Yield, an amount equal to the product of (i) the Weighted Average Advance Rate relating to Fixed Rate Loans as of such date times (ii) the Outstanding Loan Balance of all Fixed Rate Loans included in the Collateral as of such date.  For the avoidance of doubt, the Hedge Amount for any Floating Rate Loan is $0.

“Hedge Breakage Costs”:  For any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral”:  Defined in Section 5.3(b).

“Hedge Counterparty”:  Means (1) Wachovia and (2) any other entity, to the extent that such other entity (a) on the date of entering into a Hedging Agreement (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent, and (ii) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A-” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “F-1” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Trustee on behalf of the Secured Parties pursuant to Section 5.3(b) and (ii) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Administrative Agent or transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of clause (a) and (b) hereof which has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Notional Amount”:  For any Advance, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.3(a) for that Advance.

“Hedge Transaction”:  Each interest rate swap transaction, Interest Rate Cap Transaction, Interest Rate Floor Transaction or other derivative transaction approved in writing by the Administrative Agent, between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedging Agreement.

“Hedging Agreement”:  Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in the form of Exhibit D hereto or such other form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that, the “Schedule” to any Hedging Agreement with respect to any Hedge Counterparty other than Wachovia shall be subject to the written approval of the Administrative Agent.

“Highest Required Investment Category”:  (i)  With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”:  Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.15.

“Indebtedness”:  With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”:  Defined in Section 11.1.

“Indemnified Parties”:  Defined in Section 11.1.

“Indorsement”:  The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance”:  The first Advance hereunder.

“Insolvency Event”:  With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”:  Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Institutional Purchaser”:  Each financial institution other than a Conduit Purchaser which may from time to time become a Purchaser hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(e).

“Instrument”:  The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”:  With respect to any Loan or Portfolio Loan, as applicable, an insurance policy covering liability and physical damage to, or loss of, the Related Property.

“Insurance Proceeds”:  Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor under the Underlying Instruments.

“Intercreditor Agreement”:  The Concentration Account and Intercreditor Agreement, dated as of November 3, 2004 among the Servicer, the Trustee, the Concentration Account Bank, the Administrative Agent and each securitization agent that from time to time executes a joinder thereto, as amended, modified, waived, supplemented or restated from time to time.

“Interest”:  For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x	1
D

where:

IR	=	the Interest Rate applicable on such day;
P	=	the principal amount of such Advance on such day; and
D	=	360 or, to the extent the Interest Rate is the Base Rate, 365 or 366 days, as applicable.

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”:  Any and all amounts of collections received with respect to the Collateral other than Principal Collections that are deposited into the Collection Account, or received by or on behalf of the Borrower by the Servicer or the Originator in respect of a Loan, including, without limitation, Insurance Proceeds, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Interest Collections Account”:  Defined in Section 6.4(h).

“Interest Rate”:  For any Accrual Period and for each Advance outstanding for each day during such Accrual Period:

(i)                  to the extent the applicable Conduit Purchaser funded such Advance through the issuance of commercial paper, a rate equal to the applicable CP Rate; or

(ii) to the extent the applicable Conduit Purchaser or Institutional Purchaser did not fund such Advance through the issuance of commercial paper, a rate equal to the Alternative Rate;

provided, however, the Interest Rate shall be the Base Rate for any Accrual Period for any Advance as to which a Conduit Purchaser has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Accrual Period and without giving such Liquidity Bank(s) at least two Business Days’ prior notice of such assignment.

“Interest Rate Cap Transaction” means any Hedge Transaction with respect to which the related Hedge Counterparty is required to make periodic payments to the Borrower in an amount equal to the excess, if any, of the applicable floating rate of interest over a fixed strike rate multiplied by a specified notional amount, provided that the fixed strike rate of any such transaction shall be no greater than the then current coupon rate of the applicable Fixed Rate Loan minus 5.5%.

“Interest Rate Floor Transaction” means any Hedge Transaction acceptable to the Administrative Agent with respect to which the Borrower is required to make periodic payments to the related Hedge Counterparty in an amount equal to the excess, if any, of a fixed strike rate over the applicable floating rate of interest multiplied by a specified notional amount.

“Interests in Real Property”:  A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.

“Investment”:  With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to the Sale Agreement.

“ISDA Definitions”:  The 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Joinder Supplement”:  An agreement among the Borrower, a Purchaser, a Purchaser Agent and the Administrative Agent in the form of Exhibit M to this Agreement (appropriately completed) delivered in connection with a Person becoming a Purchaser hereunder after the Closing Date, as contemplated by Section 2.01(e).

“Junior Subordinated Loan”:  Any Term Loan that (i) may or may not be secured by a Lien on the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value not greater than (a) 80% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate, and (b) 90% where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (iii) that contains terms which, upon the occurrence of an event of default under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the Borrower’s portion of such Loan would be paid only after the other lenders party to such Loan (including any lender party making any Senior Secured ABL, Senior Secured Loan, Stretch Senior Secured Loan, Second Lien Loan or Senior Subordinated Loan whose right to payment is contractually senior to the Borrower) is paid in full.

“Large Obligor Coverage Amount”:  As of any Measurement Date, an amount equal to the sum of the Outstanding Loan Balances of Eligible Loans to the three Obligors with the highest aggregate Outstanding Loan Balances included in the Borrowing Base on such date (net of amounts in excess of the Concentration Limits).

“LIBOR Rate”:  For any day during any Accrual Period and any Advance or portion thereof, a per annum interest rate equal to:

(1)           the posted rate for one-month deposits in United States Dollars appearing on Telerate page 3750, or any successor page thereto, as of 11:00 a.m. (London time) on the Business Day which is the second Business Day preceding the applicable Funding Date (with respect to the initial Accrual Period for such Advance) and as of the second Business Day preceding the first day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance); or

(2)           if no such rate appears on Telerate page 3750, or any successor page thereto, at such time and day, then the LIBOR Rate shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which one-month deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.

“Lien”:  Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”:  With respect to any Loan or Portfolio Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Loan or Portfolio Loan, as applicable, upon or after the expiration or earlier termination of such Loan or Portfolio Loan, as applicable, and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing under such Loan or Portfolio Loan, as applicable, if it is a Charged-Off Loan, or a Charged-Off Portfolio Loan, as applicable, as documented by the Servicer and the Originator upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Loan or Portfolio Loan, as applicable, along with any supporting documentation therefor.

“Liquidity Agreement”:  Means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity support for such Conduit Purchaser’s Advances hereunder, which in the case of the agreement entered into by Wachovia for the benefit of VFCC shall have an initial term of 364 days.

“Liquidity Bank”:  The Person or Persons who provide liquidity support to any Conduit Purchaser pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.

“Loan”:  Any DIP Loan, Junior Subordinated Loan, LOT Loan, Second Lien Loan, Senior Secured ABL, Senior Secured Loan, Senior Subordinated Loan or Stretch Senior Secured Loan originated or acquired by the Originator in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Originator in and to the loan and any Related Property, but excluding, in each case, the Retained Interest, any Attached Equity and Excluded Amounts.

“Loan Checklist”:  The list delivered by or on behalf of the Borrower to the Trustee that identifies each of the items contained in the related Loan File which constitute Required Loan Documents.

“Loan File”:  With respect to any Loan and the Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit Policy and the Servicing Standard) and copies of any other Records relating to such Loan and Related Security.

“Loan List”:  The Loan List provided by the Borrower to the Administrative Agent and the Trustee, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Loan Rating”:  The “Loan Rating” determined for each Loan by the Originator in accordance with the Credit Policy using the scale set forth on Schedule X.

“Loan Register”:  Defined in Section 5.4(n).

“Loan-to-Liquidation Value Ratio” or “LLV”: With respect to any Loan as of any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is equal to the maximum availability (as provided in the applicable Underlying Instruments) of such Loan and (ii) the denominator of which is equal to the liquidation value of the Related Property securing such Loan that is subject to a valid and first priority perfected security interest in favor of the Originator (as determined by the Servicer in accordance with the Credit Policy and the Servicing Standard).

“Loan-to-Value Ratio” or “LTV”:  With respect to any Loan, as of any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is equal to the commitment amount as provided in the applicable Underlying Instruments (or in the case of Revolving Loans the maximum availability thereof) of such Loans plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including, in the case of Revolving Loans, the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Related Property securing such Loan (as determined by the Originator in accordance with the Credit Policy and the Servicing Standard unless the Administrative Agent in its sole discretion disagrees with such determination, in which case the decision of the Administrative Agent as to the enterprise value of the Related Property shall be conclusive and binding on the parties hereto absent manifest error).

“LOT Loan”:  Any Term Loan that (i) is secured by a valid and first priority perfected security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) (a) has a “first dollar” at risk at less than or equal to 50% of the Loan-to-Value Ratio and a “last dollar” at risk less than or equal to 65% of the Loan-to-Value Ratio where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate, or (b) has a “last dollar” at risk less than or equal to 80% of the Loan-to-Value Ratio where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (iii) contains terms which, upon the occurrence of an event of default under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, the Borrower’s portion of such Loan would be paid only after the other lender party to such Loan (whose right to payment is contractually senior to the Borrower) is paid in full.

“MAI”:  Member of the Appraisal Institute.

“Management Agreement”:  The Investment Advisory and Management Agreement, dated as of September 30, 2004, between Ares Capital Corporation and Ares Capital Management LLC.

“Margin Stock”:  “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”:  With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Trustee, the Administrative Agent, the Purchasers, the Purchaser Agents and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower, the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s, each Purchaser Agent’s, or the other Secured Parties’ lien on the Collateral.

“Material Modification”:  Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or effected on or after (i) the date on which the Originator originated or acquired such Loan, in the case of a Loan purchased by the Borrower from the Originator, or (ii) the date on which the Borrower acquired such Loan, in the case of a Loan purchased by the Borrower from any Person other than the Originator, that:

(a)         reduces or forgives any or all of the principal amount due under such Loan;

(b)        delays or extends the required or scheduled amortization in any way that increases the Weighted Average Life; provided, however, that the Weighted Average Life of such Loan may be increased by not more than 20% from its Weighted Average Life on the related Cut-Off Date if the total leverage ratio (as defined in the related Underlying Instruments) is not more than 85% of the maximum established in the total leverage ratio covenant (as defined in the related Underlying Instruments);

(c)         waives one or more interest payments, or reduces the Weighted Average Spread with respect to such Loan; provided, however, that the Weighted Average Spread may be reduced a maximum of one time and by not more than 20% from the Weighted Average Spread of such Loan on the related Cut-Off Date, provided that, the interest coverage ratio (as defined in the related Underlying Instruments) is greater than 2.0:1 at the time of such reduction;

(d)                         contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Related Property securing such Loan;

(e)                          substitutes, alters or releases the Related Property securing such Loan, unless in the Servicer’s determination (to be made in accordance with the Credit Policy and the Servicing Standard), the value of any new or remaining Related Property obtained as security for such Loan equals or exceeds the Outstanding Loan Balance; or

(f)                            provides additional funds to the Obligor of such Loan with the intent of keeping that Loan current.

“Materially Modified Loan”:  Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.

“Material Mortgage Loan”:  Any Loan for which the underlying Related Property consisting of real property owned by the Obligor (i) represents 25% or more (measured by the book value of the three most valuable parcels of real property as of the date of such Loan) of (a) the original commitment for such Loan or (b) the fair value of the underlying Obligor and the Related Property as a whole and (ii) is material to the operations of the related business; provided, however, that parcels of real property which the Obligor is in the process of disposing shall not be considered in determining whether a Loan is a Material Mortgage Loan.

“Maximum Availability”:  At any time, an amount equal to (i) the lesser of (a) the product of the Borrowing Base and the Weighted Average Advance Rate and (b) the Borrowing Base minus the Large Obligor Coverage Amount, plus (ii) the amount on deposit in the Principal Collections Account received in reduction of the Outstanding Loan Balance of any Loan, plus (iii) the amount on deposit in the Pre-Funded Advances Account in respect of Pre-Funded Advances, after giving effect to all repayments of Pre-Funded Advances on such day and the making of new Pre-Funded Advances on such day; provided, however, that, during the Amortization Period, the Maximum Availability shall be equal to the Advances Outstanding.

“Measurement Date”:  Each of the following:  (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice; (iv) any date on which a substitution or repurchase of a Loan occurs; (v) any Optional Sale Date; (vi) the date as of which any Loan becomes a Charged-Off Loan; (vii) the date as of which any Servicing Report, as provided for in Section 6.10(b), is calculated; (viii) the date of any release of Principal Collections requested pursuant to Section 2.10(b); (ix) each Cut-Off Date; (x) any RIC/BDC Sale Date; and (xi) any Defaulted Loan Sale Date.

“Minimum Pool Yield”:  A rolling three-month average Pool Yield equal to: 3.0%.

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Industry Classification Group”:  Any of Moody’s industry classification groups set forth in Schedule IX, and any additional such industry classification groups that may be subsequently established by Moody’s and provided by the Servicer or Moody’s to the Administrative Agent.  The Servicer shall determine the industry classification group unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to such industry classification group shall be conclusive and binding on the parties hereto absent manifest error, unless and until Moody’s determines the relevant industry classification group in which case the Moody’s determination shall be conclusive.

“Moody’s Rating”:  With respect to any Loan, as of any date of determination, if such Loan is rated by Moody’s, such Moody’s rating.

“Mortgage”:  The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

“Mortgaged Property”:  The underlying Interests in Real Property which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.

“Multiemployer Plan”:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“NAICS Codes”:  The North American Industry Classification System codes by four digits.

“Nonrecoverable Advance”:  Any Servicer Advance which, if made by the Servicer in respect of a Loan, in the reasonable good faith judgment of the Servicer would not be ultimately recoverable by the Servicer from the net proceeds and collections received solely with respect to such Loan, and/or the Related Property, including any escrowed amounts.

“Noteless Loan”  means a Loan with respect to which the Underlying Instruments (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor.

“Obligor”:  With respect to any Loan or Portfolio Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan or Portfolio Loan, as applicable, including any guarantor thereof.  For purposes of calculating any Concentration Limit, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such Affiliate Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Outstanding Loan Balances of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the

Aggregate Outstanding Loan Balance and the sum of the Outstanding Loan Balances all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Officer’s Certificate”:  A certificate signed by a Responsible Officer of the Borrower or the Servicer, as the case may be, and delivered to the Trustee.

“Opinion of Counsel”:  A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Optional Sale”:  Defined in Section 2.19(a).

“Optional Sale Date”:  Any Business Day, provided 45 days’ prior written notice is given in accordance with Section 2.19(a).

“Originator”:  Defined in the Preamble of this Agreement.

“Other Costs”:  Defined in Section 13.9(c).

“Outstanding Loan Balance”:  As of any Measurement Date, with respect to any Loan, the lesser of (a) the Fair Market Value of such Loan as of the end of the most recent date of determination and (b) the principal balance of the Loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is transferred to the Borrower, after application of principal payments received on or before such date, minus the sum of (x) the principal portion of the Scheduled Payments on such Loan received during each Collection Period ending prior to the most recent Payment Date, and (y) all other Principal Collections on such Loan, to the extent deposited by the Servicer in the Collection Account.  The Outstanding Loan Balance of (i) any Prepaid Loan which has been prepaid in full or (ii) any Equity Security shall equal $0.  For the avoidance of doubt, any principal amount previously covered by a Servicer Advance will be excluded from the principal amounts outstanding for purposes of this definition.

“P-F Funding Request”:  A Borrowing Notice in the form of Exhibit A-1-PF requesting a Pre-Funded Advance and including the items required by Section 2.2.

“Participation”:  A participation interest in all or a portion of a loan.

“Payment Date”:  The 15th day of each April, July, October and January or, if such day is not a Business Day, the next succeeding Business Day, commencing in January, 2005.

“Payment Duties”:  Defined in Section 8.2(b).

“Pension Plans”:  Defined in Section 4.3(p).

“Permitted Investments”:  Means negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal

Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) subject to Section 2.2(d), as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a)                          direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)                         demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency;

(c)                          commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency and Fitch;

(d)                         demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e)                          notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)                            investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency and Fitch (if rated by Fitch);

(g)                         time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency and Fitch; or

(h)                         Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies and Fitch, which in the case of S&P, shall be “A-1” and in the case of Fitch shall be “F-1+”.

The Trustee may pursuant to the direction of the Servicer or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”:  Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Transaction Documents and (d) with respect to any Senior Subordinated Loan or Junior Subordinated Loan, Liens in favor of senior lenders with respect to the related Obligor, its property and assets.

“Permitted Refinancing”:  Any refinancing transaction undertaken by the Originator, the Borrower or an Affiliate of the Originator that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization”:  Any private or public term or conduit securitization transaction (a) undertaken by the Originator, the Borrower or an Affiliate of the Originator, that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and (b) in the case of a term securitization in which the Originator or an Affiliate thereof or underwriter or placement agent has agreed to purchase or place 100% of the equity and non-investment grade tranches of notes issued in such term securitization transaction.  For the avoidance of doubt, notwithstanding any agreement by the Originator or an Affiliate to purchase or place 100% of the equity in such term securitization transaction, any such party agreeing to so purchase or place may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase or place in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Person”:  An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan”:  A Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Pool Charged-Off Ratio”:  As of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Loans that became Charged-Off Loans (net of Recoveries on any Charged-Off Loans during the related calendar month) during the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such

Determination Date), and (ii) the denominator of which is equal to the weighted average of the Aggregate Outstanding Loan Balances measured as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number of Determinate Dates included in the calculations described herein) plus the amount described in clause (i).

“Pool Delinquency Ratio”:  As of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Loans that are Delinquent Loans as of such Determination Date, and (ii) the denominator of which is equal to the sum of the Outstanding Loan Balances of all Loans as of the first day of the calendar month related to such Determination Date.

“Pool Yield”:  As of any Determination Date immediately preceding a Payment Date, the annualized percentage equivalent of a fraction, (a) the numerator of which is equal to all Interest Collections that are deposited into the Collection Account during the related Collection Period minus the sum of the amounts payable for the related Collection Period in respect of (i) the Interest, (ii) the Servicing Fee, (iii) the Program Fee, (iv) the net payments due or payable to the Hedge Counterparties in respect of all Hedging Agreements, (v) the Backup Servicing Fee and (vi) the Trustee Fee, and (b) the denominator of which is equal to the weighted average of the Aggregate Outstanding Loan Balances measured as of the first day of each calendar month during the Collection Period related to such Determination Date.

“Portfolio Aggregate Outstanding Loan Balance”:  With respect to all Portfolio Loans, on any day, the sum of the Portfolio Outstanding Loan Balances of such Portfolio Loans on such date minus the Portfolio Outstanding Loan Balances of any Charged-Off Portfolio Loans.

“Portfolio Charged-Off Ratio”:  As of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Portfolio Outstanding Loan Balance of all Portfolio Loans that became Charged-Off Portfolio Loans (net of Recoveries on Charged-Off Portfolio Loans during the related calendar month) during the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to the weighted average of the Portfolio Aggregate Outstanding Loan Balance measured as of the first day of calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number of Determination Dates included in the calculation described herein) plus the amount described in clause (i).

“Portfolio Loan”:  Any loan serviced by the Servicer, but excluding any loan which the Servicer services for an unaffiliated third party.

“Portfolio Outstanding Loan Balance”:  As of any Measurement Date, with respect to any Portfolio Loan, the principal balance of such Portfolio Loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is originated or acquired by the Originator, after application of principal payments received on or before such date, minus the sum of (x) the principal portion of the Scheduled Payments on such Portfolio Loan received during each Collection Period ending prior to the most recent Payment Date, and (y) all other Principal Collections on such Portfolio Loan, to the extent applied by the Originator as payments of principal.  The Portfolio Outstanding Loan Balance of (i) any Prepaid Loan which has been prepaid in full or (ii) any Equity Security shall equal $0.  For the avoidance of doubt, any principal amount previously covered by a servicer advance will be excluded from the principal amounts outstanding for purposes of this definition.

“Pre-Funded Advance”:  Defined in Section 2.1(c).

“Pre-Funded Advance Certificate”:  Each certificate, in the form of Exhibit A-5, required to be delivered by the Borrower with each Borrowing Notice related to a Pre-Funded Advance and on each Measurement Date related to a Pre-Funded Advance.

“Pre-Funded Advances Account”:  Defined in Section 6.4(h).

“Pre-Funded Availability”:  At any time, an amount equal to the lesser of (i) the Availability and (ii) the Pre-Funded Limit minus the aggregate principal amount of all Pre-Funded Advances outstanding on such day, after giving effect to all repayments of Pre-Funded Advances on such day and the making of new Pre-Funded Advances on such day.

“Pre-Funded Limit”:  $35,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto; provided that, on or after the Termination Date, the Pre-Funded Limit shall be equal to zero.

“Prepaid Loan”:  Any Loan or Portfolio Loan (other than a Charged-Off Loan or Charged-Off Portfolio Loan) that has been terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”:  Defined in Section 6.4(b).

“Prepayments”:  Any and all partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will satisfy such Scheduled Payment on such due date).

“Prime Rate”:  The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collections”:  Any and all amounts of Collections received in respect of any principal due and payable under the Loans, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement), or received by or on behalf of the Borrower by the Servicer or the Originator in respect of a Loan and all Recoveries, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Principal Collections Account”:  Defined in Section 6.4(h).

“Proceeds”:  With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee”:  With respect to any Purchaser, the “program fee” set forth in the applicable Purchaser Fee Letter.

“Pro Rata Share”:  With respect to a Purchaser, the percentage obtained by dividing the Commitment of such Purchaser (as determined under clause (a) of the definition of Commitment), by the aggregate Commitments of all the Purchasers (as determined under clause (a) of the definition of Commitment).

“Purchaser”:  Any Conduit Purchaser or Institutional Purchaser.

“Purchaser Agent”:  With respect to (i) VFCC, the VFCC Agent, (ii) each Conduit Purchaser which may from time to time become party hereto, the Person designated as the “Purchaser Agent” with respect to such Purchaser in the applicable Joinder Supplement (iii) each Institutional Purchaser which may from time to time become a party hereto, each shall be deemed to be its own Purchaser Agent.

“Purchaser Agent’s Account”:  With respect to (i) VFCC, a special account (number 2000002391825) at Wachovia and (ii) each Purchaser which may become a party hereto after the Closing Date, a special account having the account number and located at the financial institution specified in the applicable Joinder Supplement delivered in accordance with Section 2.1(e).

“Purchaser Fee Letter”:  Each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the applicable Purchaser and its related Purchaser Agent in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Qualified Institutional Buyer”: The meaning given in Rule 144A.

“Qualified Institution”:  A depository institution or trust company acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P, “A2” or better by Moody’s and “A” or better by Fitch, if rated by Fitch, or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P, “P-1” or better by Moody’s or “A-1” or better by Fitch, if rated by Fitch, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P, “A2” or better by Moody’s and “A” or better by Fitch, if rated by Fitch, or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P, “P-1” or better by Moody’s and “A-1” or better by Fitch, if rated by Fitch, or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Rating Agency”:  Each of S&P, Moody’s, Fitch and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by any Conduit Purchaser.

“Records”:  All documents relating to the Loans, including books, records and other information executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower, the Originator or the Servicer have generated, in which the Borrower, the Originator or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Borrower, the Originator or the Servicer have otherwise obtained an interest.

“Recoveries”:  As of the time any Related Property with respect to any Charged-Off Loan or Charged-Off Portfolio Loan, as applicable, is sold, discarded or abandoned (after a determination by the Servicer that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit Policy and the Servicing Standard (or such similar policies and procedures utilized by the Servicer in servicing the Portfolio Loans), the proceeds from the sale of the Related Property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Loan or Charged-Off Portfolio Loan, as applicable, the Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Charged-Off Loan or Charged-Off Portfolio Loan, as applicable, to be refunded to the related Obligor.

“Registered”: With respect to any debt obligation, a debt obligation that was issued after July 18, 1984 and that is in registered form for purposes of the Code.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”:  With respect to a Loan or Portfolio Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan or Portfolio Loan, as applicable, including, without limitation, Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”:  As used in (1) the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and (i) hereof, and (2) this Agreement, all of the Borrower’s right, title and interest in and to:

(a)                                  any Related Property securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(b)                                 all Required Loan Documents, Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records;

(c)                                  all Insurance Policies with respect to any Loan;

(d)                                 all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(e)                                  the Accounts and the Concentration Account, to the extent amounts on deposit therein or credited thereto relate to the Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(f)                                    any Hedging Agreement and all payments from time to time due thereunder;

(g)                                 the Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Originator) and the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement;

(h)                                 the Sale Agreement and the assignment to the Trustee of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement;

(i)                                     all records (including computer records) with respect to the foregoing; and

(j)                                     all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Replaced Loan”:  Defined in Section 2.18(a)(i).

“Reporting Date”:  The date that is two Business Days prior to the 15th of each calendar month (unless in such month a Payment Date occurs, in which case two Business Days prior to such Payment Date), commencing December 13, 2004.

“Required Advance Reduction Amount”:  As of any Measurement Date, an amount equal to the positive difference, if any, of (a) Advances Outstanding on such day over (b) the lesser of the Facility Amount and the Maximum Availability on such day.

“Required Loan Documents”:  For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a)                          (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements to the Trustee), with any endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”, and (ii) in the case of a Noteless Loan, (x) a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Originator, from the Originator to the Borrower and from the Borrower either to the Trustee or in blank, and (y) a copy of the Loan Register with respect to such Noteless Loan;

(b)                         originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c)                          if any Loan is secured by a Mortgage:

(i)                                                     either (i) the original Mortgage, the original Assignment of Leases and Rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and Assignments of Leases and Rents with evidence of recording thereon, (ii) copies thereof certified by the Servicer, by Closing Counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii)  an Assignment of Mortgage and of any other material recorded security documents (including any Assignment of Leases and Rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Trustee (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee), with any assignment to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”;

(d)                         with respect to any Loan originated by the Originator and with respect to which the Originator acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Required Purchasers”:  The Conduit Purchasers and/or Institutional Purchasers representing an aggregate of more than 66.67% of the aggregate Commitments of the Conduit Purchasers and the Institutional Purchasers then in effect; provided, however, that for the purposes of determining the Required Purchasers, in the event that an Institutional Purchaser or a Conduit Purchaser (or its related Liquidity Bank on its behalf) fails to provide funding for an Advance hereunder for which all conditions precedent have been satisfied, such Institutional Purchaser or Conduit Purchaser, as applicable, shall not constitute a Required Purchaser hereunder (and the Commitment of such Institutional Purchaser or Conduit Purchaser, as applicable, shall be disregarded for purposes of determining whether the consent of the Required Purchasers has been obtained).

“Required Reports”:  Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.10(c), the financial statements of the Servicer required pursuant to Section 6.10(d), the annual statements as to compliance required pursuant to Section 6.11, and the annual independent public accountant’s report required pursuant to Section 6.12.

“Required Transfer Date”:  With respect to any ACC Loan included in the Collateral, the earliest of (a) February 3, 2005, (b) the date on which such ACC Loan is to be included in a Permitted Securitization and (c) the occurrence of any Termination Event or Unmatured Termination Event.

“Responsible Officer”:  With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”:  (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).  For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loans or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest”:  (a) With respect to any Delayed Draw Term Loan, any Revolving Loan or any Loan with an unfunded commitment on the part of the Originator that does not provide by its terms that funding thereunder is in the Originator’s sole and absolute discretion and the right to receive payment (but not the obligation of the Originator to provide additional fundings) with respect to such Loan is transferred by the Originator to the Borrower and/or by the Borrower to the Purchasers, all of the obligations, if any, of the Originator to provide additional funding with respect to such Loan, and (b) with respect to any Agented Note that is transferred by the Originator to the Borrower and by the Borrower to the Purchasers, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator pursuant to clause (a) of this definition.

“Retransfer Price”:  Defined in Section 2.18(b).

“Review Criteria”:  Defined in Section 8.2(b).

“Revolving Loan”:  A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Originator to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“Revolving Period”:  The period commencing on the Closing Date and ending on the day preceding the Termination Date.

“RIC/BDC Requirements”:  The requirements (including, without limitation, requirements pertaining to asset diversification) Ares Capital Corporation must satisfy to maintain its status as a “business development company,” within the meaning of the Small Business Incentive Act of 1980, and its election to be treated as a “registered investment company” under the Code.

“RIC/BDC Sale”:  Defined in Section 2.20(a).

“RIC/BDC Sale Date”:  The Business Day identified by the Borrower to the Administrative Agent and the Trustee in a RIC/BDC Sale Notice as the proposed date of a RIC/BDC Sale.

“RIC/BDC Sale Notice”:  Defined in Section 2.20(a)(i).

“Risk Rating”: With respect to any Loan, the “Risk Rating” of such Loan as determined in accordance with the Credit Policy.

“Rule 144A”:  Rule 144A under the Securities Act.

“S&P”:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“S&P Rating”:  With respect to any Loan, as of any date of determination, if such Loan is rated by S&P, such S&P rating.

“Sale Agreement”:  The Purchase and Sale Agreement, dated as of the date hereof, between the Originator and the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Scheduled Payment”:  Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan or Portfolio Loan, as adjusted pursuant to the terms of the related Required Loan Documents.

“Second Lien Loan”:  Any Loan that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Related Property for the Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both), and (iv) has a Loan-to-Value Ratio of not greater than 70%.

“Secured Party”:  (i) Each Purchaser, (ii) the Administrative Agent and each Purchaser Agent, and (iii) each Hedge Counterparty that at the time of entering into a Hedging Agreement is either a Purchaser or an Affiliate of the VFCC Agent if that Affiliate is a Hedge Counterparty that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Securities Account”:  The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”:  The Securities Account Control Agreement, dated as of the date hereof, among Ares Capital Corporation, as the debtor, the Servicer, U.S. Bank, as the Trustee and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”:  The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities and Exchange Commission”:  The U.S. Securities and Exchange Commission.

“Securities Intermediary”:  (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”:  The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”:  The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”:  The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Secured ABL”:  Any Revolving Loan that (i) is secured by a valid and first priority perfected security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) provides the related Obligor with the option to receive additional borrowings thereunder based on the value of its eligible accounts receivable, inventory or equipment, (iii) has a Loan-to-Liquidation Value Ratio of less than or equal to (a) 85% where the Related Property is accounts receivable, (b) 50% where the Related Property is inventory, and (c) 80% where the Related Property is equipment, and (iv) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.

“Senior Secured Loan”:  Any Loan that is a Term Loan or Revolving Loan that (i) is secured by a valid and first priority Lien on all of the Obligor’s assets, (ii) has a Loan-to-Value Ratio not greater than (a) 60% where the Related Property is not primarily real property and (b) 75% where the Related Property is primarily real property, and (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Senior Subordinated Loan”:  Any Term Loan that (i) has a Loan-to-Value not greater than (a) 75% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate, and (b) 85% where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (ii) contains terms which, upon the occurrence of an event of default under the Loan Documents or in the case of any liquidation or foreclosure on the Related Property, provide that the Borrower’s portion of such Loan would be paid only after the other lender party to such Loan (including any lender party making any Senior Secured ABL, Senior Secured Loan, Stretch Senior Secured Loan or Second Lien Loan whose right to payment is contractually senior to the Borrower) is paid in full.

“Servicer”: Ares Capital Corporation and each successor appointed as Successor Servicer pursuant to Section 6.16(a).

“Servicer Advance”:  An advance of Scheduled Payments made by the Servicer with respect to a Loan pursuant to Section 6.5.

“Servicer Default”:  Defined in Section 6.15.

“Servicer Termination Notice”:  Defined in Section 6.15.

“Servicer’s Certificate”:  Defined in Section 6.10(c).

“Servicing Fee”:  The fee payable to the Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (i) 1.0%, (ii) Aggregate Outstanding Loan Balance as of the first day of the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360.

“Servicing File”:  For each Loan, the following documents or instruments:

(a)                                  copies of each of the Required Loan Documents;

(b)                                 with respect to any Material Mortgage Loan:

(i)                                     the original or a copy of the lender’s title insurance policy or a written commitment to issue such title insurance policy issued on or about the date of the origination of such Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy or commitment, or, with respect to each Loan not covered by a lender’s title insurance policy to the extent customary in the applicable jurisdiction, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the related Mortgaged Property is located, or, if such policy or commitment has not been issued and if the related Loan was funded through a title insurance company or other comparable closing agent pursuant to escrow instructions or lender’s closing instructions precluding the title insurance company or such agent from funding until the title insurance company is prepared to issue the required title insurance coverage, a copy of such escrow instructions or lender’s closing instructions;

(ii)                                  the originals or copies of any environmental indemnity agreement;

(iii)                               each Appraisal of the related Mortgaged Property;

(iv)                              any Environmental Site Assessment in the possession of the Servicer relating to the related Mortgaged Property;

(c)                                  any other portion of the Loan File which is not part of the Required Loan Documents.

“Servicing Report”:  Defined in Section 6.10(b).

“Servicing Standard”:  Shall mean, with respect to any Loans included in the Collateral, to service and administer such Loans on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Underlying Instruments, all customary and usual servicing practices for loans like the Loans and, to the extent consistent with the foregoing, (a) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Loans; and (c) without regard to:  (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Servicer or any Affiliate thereof of any Loans, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loans.

“Solvent”:  As to any Person at any time, having a state of affairs such that all of the following conditions are met:  (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Stretch Senior Secured Loan”:  Any Term Loan that (a) is secured by a valid and first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan, (b) has a Loan-to-Value not greater than (i) 65% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate, and (ii) 80% where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (c) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Subsidiary”:  As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”:  Defined in Section 2.18(a).

“Successor Servicer”:  Defined in Section 6.16(a).

“Tape”:  Defined in Section 7.2(b)(ii).

“Taxes”:  Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan”:  A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Originator arising from an extension of credit by the Originator to an Obligor.

“Term Securitization”:  A Permitted Securitization which is a term securitization transaction.

“Termination Date”:  The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.4(a), (b) the Business Day designated by the Borrower to the Administrative Agent and each Purchaser Agent as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent and each Purchaser Agent, (c) November 2, 2005 or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Purchaser Agents, (d) the date any Liquidity Agreement shall cease to be in full force and effect, (d) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a), and (e) the second Business Day prior to the Facility Termination Date.

“Termination Event”:  Defined in Section 10.1.

“Title Policy”:  An ALTA lender’s title insurance policy.

“Transaction”:  Described in Section 3.2.

“Transaction Documents”:  This Agreement, the Sale Agreement, each Hedging Agreement, the Intercreditor Agreement, the Securities Account Control Agreement, each Variable Funding Certificate, each Purchaser Fee Letter, any Joinder Supplement, any Transferee Letter, the Backup Servicer Fee Letter, the Trustee Fee Letter, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferee Letter”:  Defined in Section 13.16.

“Transition Expenses”:  The reasonable costs (including reasonable attorneys’ fees) of the Backup Servicer incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer, in an amount not to exceed $100,000.

“Trustee”:  U.S. Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Trustee pursuant to Section 8.5.

“Trustee Fee”:  The fee set forth as such in the Trustee Fee Letter.

“Trustee Fee Letter”:  The Trustee Fee Letter, dated as of the date hereof, by and among the Servicer, the Administrative Agent and the Trustee, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Termination Notice”:  Defined in Section 8.5.

“UCC”:  The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”:  The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”:  The loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“United States”:  The United States of America.

“Unmatured Termination Event”:  Any event (other than events described in Section 10.1(c) and 10.1(d) (in the case of Section 10.1(d), due to the occurrence of an event described in Section 6.15(d)) that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Variable Funding Certificate” or “VFC”:  Defined in Section 2.1(a).

“VFCC”:  Variable Funding Capital Corporation, a Delaware corporation, as a Purchaser, together with its successors and assigns in such capacity.

“VFCC Agent”:  WCM or any other entity that has been appointed as the administrator for VFCC.

“Wachovia”:  Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

“Warranty Loan”:  Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Cut-Off Date for such Loan or any Loan with respect to which a Warranty Event has occurred.

“Warranty Event”:  As to any Loan, the discovery that as of the related Cut-Off Date for such Loan there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Weighted Average Advance Rate”:  For any Funded Advances outstanding on any day, the weighted average of the Advance Rates applicable to the Eligible Loans backing such Funded Advances on such day, weighted according to the proportion of the Aggregate Outstanding Loan Balance that each type of Loan forming a part of the Collateral represents.

“Weighted Average Life”:  As of any Measurement Date, the number determined as follows:  (i) for each Loan included in the Borrowing Base as of such date, by multiplying the amount of each Scheduled Payment of principal (treating each Revolving Loan and each Delayed Draw Term Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Payment of principal is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments of principal due on all the Loans included in the Borrowing Base as of such date.

Section 1.2.                                Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.                                Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.                                Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)                          the singular number includes the plural number and vice versa;

(b)                         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)                          reference to any gender includes each other gender;

(d)                         reference to day or days without further qualification means calendar days;

(e)                          reference to any time means Charlotte, North Carolina time;

(f)                            reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g)                         reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(h)                         reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

THE VARIABLE FUNDING CERTIFICATES

Section 2.1.                                The Variable Funding Certificates.

(a)                          On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Closing Date, to each Purchaser Agent at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Purchaser Agent, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding certificate in substantially the form of Exhibit B (each, a “Variable Funding Certificate” or “VFC”), dated as of the date of this Agreement, each in a face amount equal to the applicable Purchaser’s Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed.  Each Variable Funding Certificate shall evidence an undivided ownership interest in the Collateral purchased by a Purchaser in an amount equal, at any time, to the percentage equivalent of a fraction, (i) the numerator of which is the outstanding Advances by such Purchaser under the applicable VFC on such day and (ii) the denominator of which is the Advances Outstanding on such day.  Interest shall accrue, and each VFC shall be payable, as described herein.  Each Purchaser hereby represents and warrants that such Purchaser is a Qualified Institutional Buyer.

(b)                         During the Revolving Period, the Borrower may, at its option, request the Conduit Purchasers and the Institutional Purchasers to make advances of funds (each, a “Funded Advance”) under the VFCs pursuant to a Funding Request, in an aggregate amount up to the Availability as of the proposed Funding Date of the Funded Advance.  Following the receipt of a Funding Request, subject to the terms and conditions hereinafter set forth, during the Revolving Period, the Conduit Purchasers and the Institutional Purchasers shall fund such Funded Advance.  Notwithstanding anything to the contrary herein, no Purchaser shall be obligated to provide the Borrower with aggregate funds in connection with a Funded Advance that would exceed the least of (i) such Purchaser’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Funded Advance.

(c)                          During the Revolving Period, the Borrower may, at its option, request the Conduit Purchasers and the Institutional Purchasers to make advances of funds on a pre-funded basis (each, a “Pre-Funded Advance”) under the VFCs pursuant to a P-F Funding Request, in an aggregate amount up to the Pre-Funded Availability as of the proposed Funding Date of the Pre-Funded Advance.  Following the receipt of a P-F Funding Request, subject to the terms and conditions hereinafter set forth, during the Revolving Period, the Conduit Purchasers and the Institutional Purchasers shall fund such Pre-Funded Advance.  Notwithstanding anything to the contrary contained herein, no Purchaser shall be obligated to provide the Borrower with aggregate funds in connection with a Pre-Funded Advance that would exceed the least of (i) such Purchaser’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Pre-Funded Advance.

(d)                         The Borrower may, within 60 days but not less than 45 days prior to (x) the expiration of any Liquidity Agreement or (y) the date set forth in clause (c) of the definition of Termination Date and/or the Facility Termination Date, by written notice to each Purchaser Agent, make a request (i) for each applicable Liquidity Bank to extend the term of its related Liquidity Agreement for an additional period of 364 days and (ii) for each Purchaser Agent to extend the date set forth in clause (c) of the definition of Termination Date and/or the Facility Termination Date for an additional period of 364 days.  Each Purchaser Agent will give prompt notice to the applicable Purchaser and each applicable Liquidity Bank of its receipt of such request, and each Purchaser and each Liquidity Bank shall make a determination, in their sole discretion, not less than 15 days prior to the expiration of the date set forth in clause (c) of the definition of Termination Date, the Facility Termination Date or the expiration of any Liquidity Agreement (as applicable) as to whether or not it will agree to the applicable extension requested.  The failure of a Purchaser Agent or a Liquidity Bank to provide timely notice of its decision to the Borrower shall be deemed to constitute a refusal by such Purchaser or such Liquidity Bank (as applicable) to extend the date set forth in clause (c) of the definition of Termination Date, the Facility Termination Date or the term of the Liquidity Agreement, respectively.  In the event that the term of any Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date is not extended for a period of up to 364 days, the Termination Date shall be extended with the consent of the Administrative Agent (such consent not to be unreasonably withheld) for a period of 45 days and notice of such termination shall be provided by the Administrative Agent to the Backup Servicer, the Trustee, the Originator, the Borrower and the Servicer.  Only one such 45 day extension of the Termination

Date shall be permitted under this Section 2.1(d).  The Borrower confirms that each Liquidity Bank and each Purchaser, in their sole and absolute discretion, without regard to the value or performance of the Loans or any other factor, may elect not to extend any Liquidity Agreement, the date set forth in clause (c) of the definition of Termination Date or the Facility Termination Date (as applicable).

(e)                          The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Purchasers or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Facility Amount; provided, however, that (i) if the addition of any Purchaser or the increase of any Purchaser’s Commitment hereunder would cause the aggregate Commitments of the Conduit Purchasers and the Institutional Purchasers to exceed $300,000,000, such addition or increase may only be effected with the prior written consent of the Administrative Agent and each Purchaser Agent, and (ii) the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser and the Administrative Agent.  Each additional Purchaser and Purchaser Agent shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement.

Section 2.2.                                Procedures for Pre-Funded Advances by the Conduit Purchasers and the Institutional Purchasers.

(a)                          Subject to the limitations set forth in Section 2.1(c), the Borrower may request a Pre-Funded Advance from the Conduit Purchasers and the Institutional Purchasers by delivering to Purchaser Agents at certain times the information and documents set forth in this Section 2.2.

(b)                         No later than 2:00 p.m. on the Business Day prior to the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i)                                                     to the Administrative Agent and the Trustee, written notice of such proposed Funding Date (including a duly completed Pre-Funded Advance Certificate updated to the date such Pre-Funded Advance is requested and giving pro forma effect to the Pre-Funded Advance requested and the use of the proceeds thereof); and

(ii)  to the Administrative Agent and the Trustee, a duly completed P-F Funding Request, which shall (a) specify the desired amount of such Pre-Funded Advance, which amount must be at least equal to $500,000, (b) specify the proposed Funding Date of such Pre-Funded Advance and (c) include a representation that all conditions precedent for a Pre-Funded Advance described in Article III hereof have been satisfied.

Each P-F Funding Request shall be irrevocable.  If any P-F Funding Request is received by the Administrative Agent after 2:00 p.m. on the Business Day prior to the Business Day for which such Pre-Funded Advance is requested or on a day that is not a Business Day, such P-F Funding Request shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next following Business Day.

(c)                          On the proposed Funding Date, subject to the limitations set forth in Section 2.1(c) and upon satisfaction of the applicable conditions set forth in Article III, each Conduit Purchaser and each Institutional Purchaser shall make available to the Trustee in same day funds, for deposit into the Pre-Funded Advances Account on such Funding Date, an amount equal to the Purchaser’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Pre-Funded Advance, (ii) the aggregate unused Commitments then in effect, (iii) the Pre-Funded Availability and (iv) the Availability on such Funding Date.

(d)                         On the proposed Funding Date, all amounts deposited into the Pre-Funded Advances Account pursuant to Section 2.2(c) shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Trustee and the Administrative Agent which mature not later than the earlier of (i) the Business Day preceding the next Payment Date and (ii) the day that is one week after the related Funding Date (or, if such day is not a Business Day, the next preceding Business Day).

(e)                          On each Funding Date related to a Pre-Funded Advance, the obligation of each Conduit Purchaser and each Institutional Purchaser to remit its Pro-Rata Share of any such Pre-Funded Advance shall be several from that of each other Purchaser and the failure of any Conduit Purchaser or Institutional Purchaser to so make such amount available to the Borrower shall not relieve any other Purchaser of its obligation hereunder.

Section 2.3.                                Procedures for Funded Advances by Conduit Purchasers and Institutional Purchasers.

(a)                          Subject to the limitations set forth in Section 2.1(b), the Borrower may request a Funded Advance from the Conduit Purchasers and the Institutional Purchasers by delivering to the Purchaser Agents at certain times the information and documents set forth in this Section 2.3.

(b)                         No later than 2:00 p.m. on the Business Day prior to the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i)                                                     to the Administrative Agent and the Trustee, written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate updated to the date such Funded Advance is requested and giving pro forma effect to the Funded Advance requested and the use of the proceeds thereof);

(ii)  to the Administrative Agent, a description of the Obligor and the Loan to be funded by the proposed Funded Advance;

(iii)                                               to the Administrative Agent, a wire disbursement and authorization form, to the extent not previously delivered;

(iv)                                              to the Administrative Agent and the Trustee, a duly completed Funding Request which shall (a) specify the desired amount of such Funded Advance, which amount must be at least equal to $500,000, to be allocated to each Conduit Purchaser and each Institutional Purchaser in accordance with its Pro Rata

Share, (b) specify the proposed Funding Date of such Funded Advance, (c) specify the Loans to be financed on such Funding Date (including the appropriate file number, Outstanding Loan Balance for each Loan and identifying each Loan by type and proposed Advance Rate applicable to each such Loan and any other information reasonably requested by the Trustee to permit it to properly account for such Loan) and (d) include a representation that all conditions precedent for a Funded Advance described in Article III hereof have been satisfied.

Each Funding Request shall be irrevocable.  If any Funding Request is received by the Administrative Agent and each Purchaser Agent after 2:00 p.m. on the Business Day prior to the Business Day for which such Funded Advance is requested or on a day that is not a Business Day, such Funding Request shall be deemed to be received by the Administrative Agent and each Purchaser Agent at 9:00 a.m. on the next Business Day.

(c)                          On the proposed Funding Date, subject to the limitations set forth in Section 2.1(b) and upon satisfaction of the applicable conditions set forth in Article III, each Conduit Purchaser and each Institutional Purchaser shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in the Funding Request given pursuant to this Section 2.3, an amount equal to such Purchaser’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Funded Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date.

(d)                         On each Funding Date related to a Funded Advance, the obligation of each Conduit Purchaser and each Institutional Purchaser to remit its Pro Rata Share of any such Funded Advance shall be several from that of each other Purchaser and the failure of any Conduit Purchaser or Institutional Purchaser to so make such amount available to the Borrower shall not relieve any other Purchaser of its obligation hereunder.

Section 2.4.                                Reduction of the Facility Amount; Optional and Mandatory Repayments of Advances.

(a)                          The Borrower shall be entitled at its option, at any time prior to the occurrence of a Termination Event, to terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest, Breakage Costs and Hedge Breakage Costs; provided that (i) the Borrower shall give 20 Business Days’ prior written notice of such termination or reduction in the form of Exhibit A-3 to the Administrative Agent and each Hedge Counterparty and (ii) any partial reduction of the Facility Amount shall be in an amount equal to $5,000,000 and in integral multiples of $500,000 in excess thereof.  Any request for a reduction or termination pursuant to this Section 2.4(a) shall be irrevocable.  The Commitment of each Conduit Purchaser and each Institutional Purchaser shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.4(a).

(b)                         The Borrower shall be entitled at its option, at any time prior to the occurrence of a Termination Event, to reduce the Advances Outstanding; provided that (i) in the case of any such reduction relating to Funded Advances, the Borrower shall give one Business Day’s prior written notice of such reduction to the Administrative Agent, (ii) in the case of any such reduction relating to Pre-Funded Advances, the Borrower shall give three days’ prior written notice of such reduction to the Administrative Agent, in each case in the form of Exhibit A-2, and (iii) any reduction of the Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof.  In connection with any such reduction of Advances Outstanding, the Borrower shall deliver to each Purchaser Agent (i) instructions to reduce such Advances Outstanding and (ii) funds sufficient to repay such Advances Outstanding, together with all accrued Interest, Breakage Costs and Hedge Breakage Costs; provided that, no such reduction shall be given effect unless (x) the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and has paid in full all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination and (y) sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full.  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.4(b) to the payment of any Hedge Breakage Costs, to the pro rata reduction of the Advances Outstanding, to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid and to the payment of any Breakage Costs.  Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period.  Any Borrowing Notice relating to any repayment pursuant to this Section 2.4(b) shall be irrevocable.

(c)                          On any day on which either (i) a Termination Event occurs, (ii) the Termination Date occurs or (iii) the Advances Outstanding exceeds the Availability, the Trustee, at the written direction of the Administrative Agent, shall liquidate all Permitted Investments relating to Pre-Funded Advances on deposit in the Pre-Funded Advances Account and release them to or upon the order of the Administrative Agent.  The Administrative Agent shall apply the proceeds of any such liquidation to the pro rata reduction of the Pre-Funded Advances outstanding on such day.

Section 2.5.                                Determination of Interest.

Each applicable Purchaser Agent shall determine the CP Rate and the Interest, as applicable, for its related Purchaser (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on the third Business Day prior to such Payment Date.

Section 2.6.                                [Reserved].

Section 2.7.                                Notations on Variable Funding Certificates.

Each Purchaser Agent is hereby authorized to enter on a schedule attached to the VFC with respect to each Conduit Purchaser and each Institutional Purchaser a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the VFC made by the applicable Purchaser of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof.  Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances under each VFC.  The failure of any Purchaser Agent to make any such notation on the schedule attached to the applicable VFC shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.8.                                Principal Repayments.

(a)                          Unless sooner prepaid pursuant to Section 2.4(b) or Section 10.2, the Advances Outstanding shall be repaid in full on the date that occurs 24 months following the Termination Date.  In addition, Advances Outstanding shall be repaid as and when necessary to cause each of the Availability, with respect to the Funded Advances, and the Pre-Funded Availability, with respect to the Pre-Funded Advances, to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period.

(b)                         [Reserved].

(c)                          All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) all Breakage Costs, and (iii) all Hedge Breakage Costs.

Section 2.9.                                Settlement Procedures During the Revolving Period.

(a)                          On each Payment Date during the Revolving Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Servicing Report and without any independent verification of such information) to the following Persons, the following amounts in the following order of priority:

(1)                                  pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s);

(2)                                  pro rata in accordance with the amounts due under this clause, to the extent not paid by the Originator, to the Backup Servicer and the Trustee, (a) in an amount equal to any accrued and unpaid Backup Servicing Fees, Trustee Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer or Trustee hereunder, in respect of which the Backup Servicer or the Trustee, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to this clause (b) shall not exceed $15,000 for any Payment Date;

(3)                                  to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Loan for which such Servicer Advance was made);

(4)                                  to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the related Collection Period;

(5)                                  pro rata in accordance with the amounts due under this clause, to each Purchaser Agent, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs;

(6)                                  pro rata in accordance with the amounts due under subclauses (a) and (b) of this clause (6), (a) to each Purchaser Agent for the account of the applicable Purchaser, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero, pro rata in accordance with the amount of Advances Outstanding hereunder, and (b) pro rata in accordance with the amounts due under this subclause (b), to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;

(7)                                  pro rata in accordance with the amounts due under this clause, to the Administrative Agent, each Purchaser Agent, any applicable Purchaser, the Backup Servicer, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, all other amounts, including Increased Costs, but other than the principal of Advances Outstanding, then due under this Agreement; and

(8)                                  to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause 2 above, and (ii) any Nonrecoverable Advance; and

(9)                                  any remaining amount shall be distributed to the Borrower.

(b)                         On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account and the aggregate principal amount of all Pre-Funded Advances on deposit in the Pre-Funded Advances Account:

(i)                                                     withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided that the following conditions are satisfied:

(1)                                  all conditions precedent set forth in Section 3.2(b) have been satisfied;

(2)                                  the Servicer provides same day written notice to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and/or Pre-Funded Advances on deposit in the Pre-Funded Advances Account and the amount of such request;

(3)                                  the notice required in clause (2) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-2 or Exhibit A-3, as applicable, and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer;

(4)                                  the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit on such day in each of the Principal Collections Account and the Pre-Funded Advances Account; and

(5)                                  upon the satisfaction of the conditions set forth in clauses (1) through (4) of this Section 2.9(b), the Trustee will release funds from the Principal Collections Account and/or the Pre-Funded Advances Account, as applicable, to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collections Account on such day plus the aggregate principal amount of all Pre-Funded Advances on deposit in the Pre-Funded Advances Account; or

(ii)  withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.4(b).

Section 2.10.                         Settlement Procedures During the Amortization Period.

(a)                          On each Payment Date during the Amortization Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Servicing Report and without any independent verification of such information) to the following Persons, the following amounts in the following order of priority:

(1)                                  pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s);

(2)                                  pro rata in accordance with the amounts due under this clause, to the extent not paid by the Originator, to the Backup Servicer and the Trustee, (a) in an amount equal to any accrued and unpaid Backup Servicing Fees, Trustee Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer or Trustee hereunder, in respect of which the Backup Servicer or the Trustee, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to this clause (b) shall not exceed $15,000 for any Payment Date;

(3)                                  to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Loan for which such Servicer Advance was made);

(4)                                  to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the related Collection Period;

(5)                                  pro rata in accordance with the amounts due under this clause, to each Purchaser Agent, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs;

(6)                                  pro rata in accordance with the amounts due under subclauses (a) and (b) of this clause (6), (a) to each Purchaser Agent for the account of the applicable Purchaser, in an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero and (b) pro rata in accordance with the amounts due under this subclause (b), to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;

(7)                                  pro rata in accordance with the amounts due under this clause, to the Administrative Agent, each Purchaser Agent, the applicable Purchaser, the Backup Servicer, the Trustee, the Affected Parties, the Indemnified Parties, or the Secured Parties, all other amounts, including Increased Costs, but other than the principal of Advances Outstanding, then due under this Agreement; and

(8)                                  to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause (2) above, and (ii) any Nonrecoverable Advance; and

(9)                                  any remaining amounts shall be distributed to the Borrower.

Section 2.11.                         Collections and Allocations.

(a)                          Collections.  The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Collections and shall transfer, or cause to be transferred, all Collections received in the Concentration Account or received directly by it to the Collection Account by the close of business on the second Business Day after such Collections are received.  Upon the transfer of Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collections Account and the Interest Collections Account, respectively.  The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collections Account and the Interest Collections Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.10(b).

(b)                         Initial Deposits.  On the Cut-Off Date with respect to any Loan or Additional Loan, the Servicer will deposit into the Collection Account all Collections received in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.

(c)                          Excluded Amounts.  With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Backup Servicer), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Purchaser Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent and each Purchaser Agent in their sole discretion.

(d)                         Investment of Funds.  Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Collection Account on or before 3:00 p.m., all such amounts shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Trustee and the Administrative Agent (which may be in the form of standing instructions) that, subject to Section 2.2(d), mature no later than the Business Day immediately preceding the next Payment Date; to the extent that there are uninvested available funds deposited after 3:00 p.m. but prior to 4:00 p.m., such funds shall be swept into an overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee and the Administrative Agent (which may be in the form of standing instructions).  From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Trustee, or the Administrative Agent on its behalf, that mature no later than the Business Day immediately preceding the next Payment Date.  All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.9 and Section 2.10.  All investments shall be subject to availability.  Absent receipt of instructions as contemplated herein, the Trustee shall have no obligation to invest any funds.

Section 2.12.                         Payments, Computations, Etc.

(a)                          Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day.  The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law.  Such interest shall be for the account of, the applicable Secured Party.  All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b)                         Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be.  For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.9(a)(7) or Section 2.10(a)(7), such unpaid amounts shall remain due and owing and shall accrue interest as provided in this Section 2.12 until repaid in full.

(c)                          If any Advance requested by the Borrower and approved by the applicable Purchaser pursuant to Section 2.2 or Section 2.3 is not, for any reason made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable

Purchaser against any reasonable loss, cost or expense incurred by the applicable Purchaser including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the redeployment of such funds in the manner determined by each Purchaser), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Purchaser to fund or maintain such Advance.

Section 2.13.                         [Reserved].

Section 2.14.                         Fees.

(a)                          The Servicer on behalf of the Borrower shall pay in accordance with Section 2.9(a)(5) and Section 2.10(a)(5), as applicable, to each applicable Purchaser Agent, monthly in arrears, the applicable Program Fee and the applicable Commitment Fee.

(b)                         The Servicer shall be entitled to the Servicing Fee in accordance with Section 2.9(a)(4) and Section 2.10(a)(4), as applicable.

(c)                          The Backup Servicer shall be entitled to receive the Backup Servicing Fee and Transition Expenses, if applicable, in accordance with Section 2.9(a)(2) and Section 2.10(a)(2), as applicable.

(d)                         The Trustee shall be entitled to receive the Trustee Fee in accordance with Section 2.9(a)(2) and Section 2.10(a)(2), as applicable.

(e)                          The Borrower shall pay to Dechert LLP as counsel to the Administrative Agent, on the Closing Date, its reasonable estimated fees and out-of-pocket expenses and shall pay all additional reasonable fees and out-of-pocket expenses of Dechert LLP within 30 Business Days after receiving an invoice for such amounts and in no event later than April 23, 2005.

Section 2.15.                         Increased Costs; Capital Adequacy; Illegality.

(a)                          If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Collateral, or any right or obligation to make Advances hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the ownership interest in the Collateral conveyed to the Purchasers hereunder or any Affected Party’s rights hereunder or under any other Transaction Document or any Liquidity Agreement, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document or any Liquidity Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b)                         If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.  For the avoidance of doubt, if the issuance of Interpretation No. 46 (and/or any amendment or supplement thereto or to Statement of Financial Accounting Standards No. 140) by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or Borrower or any Purchaser with the assets and liabilities of the Administrative Agent, any Purchaser Agent, any Purchaser or any Liquidity Bank or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.15.

(c)                          If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.15, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d)                         In determining any amount provided for in this Section 2.15, the Affected Party may use any reasonable averaging and attribution methods.  Any Affected Party making a claim under this Section 2.15 shall submit to the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e)                          If the (a) Purchaser shall notify its Purchaser Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the applicable Purchaser Agent or the Administrative Agent shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Purchaser in respect of which

Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f)                            Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

Section 2.16.                         Taxes.

(a)                          All payments made by an Obligor in respect of a Loan and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes.  If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.  The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Servicer under this Agreement will not, however, apply with respect to net income or franchise taxes imposed on any Indemnified Party by a taxing jurisdiction in which any such Person is organized, conducts business or is paying taxes (as the case may be).

(b)                         The Servicer will indemnify (and to the extent the indemnification provided by the Servicer is insufficient the Borrower will indemnify) each Indemnified Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c)                          Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and each of the Purchaser Agents at the applicable address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.

(d)                         If a Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Purchaser shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.16(d), copies (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under

Applicable Law to permit the Borrower or the Servicer to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes.

(e)                          If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder, the Purchasers are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.16, then, within ten days after demand by each applicable Purchaser, the Servicer shall pay (or to the extent the Servicer does not make such payment the Borrower shall pay) to each applicable Purchaser such additional amount or amounts as may be necessary to reimburse each such Purchaser for any amounts paid by them.

(f)                            Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.16 shall survive the termination of this Agreement.

Section 2.17.                         Assignment of the Sale Agreement.

The Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to (but none of its obligations) under the Sale Agreement and any UCC financing statements filed under or in connection therewith.  In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Sale Agreement.  The Borrower confirms that the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.18.                         Substitution and Repurchase of Loans.

(a)                          Substitution of Loans.  On any day prior to the occurrence of a Termination Event (and after the Termination Date at the sole discretion of the Administrative Agent), the Borrower may, subject to the conditions set forth in this Section 2.18 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i)                                                     the Borrower has recommended to the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced because it is a Warranty Loan (each a “Replaced Loan”);

(ii)  each Substitute Loan is an Eligible Loan on the date of substitution;

(iii)                                               after giving effect to any such substitution, the Availability is greater than or equal to $0;

(iv)                                              solely in the case of substitutions pursuant to Section 2.18(b), the sum of the Outstanding Loan Balances of such Substitute Loans shall be equal to or greater than the sum of the Outstanding Loan Balances of the Replaced Loans;

(v)                                                                                                 solely in the case of substitutions pursuant to Section 2.18(b), such Substitute Loans, at the time of substitution by the Borrower, shall not cause the Weighted Average Life of the Loans included in the Borrowing Base to increase by more than .25 years;

(vi)                                              all representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(vii)                                           the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(viii)                                        [Reserved];

(ix)                                                [Reserved];

(x)                                                   the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date;

(xi)                                                each Loan that is replaced pursuant to the terms of this Section 2.18 shall be substituted only with another Loan that meets the foregoing conditions; and

(xii)                                             No selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Borrower in the selection of the Loan to be replaced or the Substitute Loan,

In addition, the Borrower shall in connection with such substitution deliver to the Trustee the related Required Loan Documents.  On the date any such substitution is completed, the Trustee, for the benefit of the Secured Parties, shall, automatically and without further action, release and transfer to the Borrower, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under such Replaced Loan, but without any representation and warranty of any kind, express or implied.

(b)                         Repurchase or Substitution of Warranty Loans.  If on any day a Loan is (or becomes) a Warranty Loan, no later than 10 Business Days following the earlier of knowledge by the Borrower of such Loan becoming a Warranty Loan or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:

(i)                                                     make a deposit to the Collection Account (for allocation pursuant to Section 2.9 or Section 2.10, as applicable) in immediately available funds in an amount equal to the sum of (a) the Outstanding Loan Balance of such Loan, (b) any outstanding Servicer Advances thereon, (c) any accrued and unpaid interest thereon,

(d) all Hedge Breakage Costs arising as a result thereof and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement and (e) any costs and damages incurred by the Administrative Agent or by any Purchaser in connection with any violation by such Loan of any predatory or abusive lending law which is an Applicable Law (collectively, the “Retransfer Price”); or

(ii)  subject to the satisfaction of the conditions in Section 2.18(a), substitute for such Warranty Loan a Substitute Loan.  The Borrowing Base shall be reduced by the Outstanding Loan Balance of each such Warranty Loan and, if applicable, increased by the Outstanding Loan Balance of each Substitute Loan.  Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Borrower of a Substitute Loan for each Warranty Loan (the date of such confirmation or delivery, the “Retransfer Date”), such Warranty Loan shall be removed from the Collateral and, as applicable, the Substitute Loan shall be included in the Collateral.  On the Retransfer Date of each Warranty Loan, the Trustee, for the benefit of the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Loan, and Recoveries relating thereto, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing.  The Trustee, for the benefit of the Secured Parties, shall at the sole expense of the Servicer, execute such documents and instruments of transfer as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the transfer of such Warranty Loan pursuant to this Section 2.18

(c)                          Sale of Delinquent Loans or Charged-Off Loans.

(i)                                                     In the event a Loan becomes either a Delinquent Loan or a Charged-Off Loan, the Servicer, on behalf of the Borrower, may, prior to the occurrence of an Unmatured Termination Event (other than an Unmatured Termination Event relating to item (l) or (m) of Section 10.1) or a Termination Event, seek to liquidate such defaulted assets by selling any such Loan (any such sale a “Defaulted Loan Sale”); provided that such sale is in accordance with the Servicing Standard and on arms-length terms, fair market terms.  All proceeds of any such sale, net of reasonable selling expenses of the Servicer, shall be deposited into the Collection Account in immediately available funds and shall be available to repay Advances Outstanding on the next Payment Date in accordance with Section 2.9 or Section 2.10, as applicable.  Each Defaulted Loan Sale shall be subject to the following terms and conditions:

(1)                                  At least one Business Day prior to such Defaulted Loan Sale Date, the Borrower shall have recommended to the Administrative Agent in writing that the related Loan should be sold and shall have given the Administrative Agent (with a copy to the

Trustee) written notice of its intent to effect a Defaulted Loan Sale (each such notice, a “Defaulted Loan Sale Notice”), specifying the Defaulted Loan Sale Date, including a list of all Delinquent Loans and/or Charged-Off Loans to be sold and assigned pursuant to such Defaulted Loan Sale, and the purchase price therefor, and attaching a completed Borrowing Base Certificate;

(2)                                  Any Defaulted Loan Sale shall be made by the Borrower to an unaffiliated third party purchaser in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Defaulted Loan Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or title to the Loan that is the subject of the Defaulted Loan Sale that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower);

(3)                                  After giving effect to the Defaulted Loan Sale and the assignment to the Borrower of the Collateral on any Defaulted Loan Sale Date, (a) the Availability shall be equal to or greater than zero, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and

(ii)  In connection with any Defaulted Loan Sale, following receipt into the Collection Account of the amounts referred to in paragraph (i) above and receipt by the Trustee of a certificate of the Servicer that such amounts have been paid and all conditions precedent herein to such Defaulted Loan Sale have been satisfied, there shall be sold and assigned to the Borrower (for further sale to a third-party unaffiliated with the Borrower, the Originator or the Servicer) without recourse, representation or warranty all of the right, title and interest of the Administrative Agent, the Trustee, the Purchaser Agents, the Purchasers and the Secured Parties in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clause (3) above).

(iii)                                               The Originator hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Purchaser Agent and the Secured Parties in connection with any Defaulted Loan Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Trustee, the Secured Parties and any other party having an interest in the Collateral in connection with such Defaulted Loan Sale).

(iv)                                              In connection with any Defaulted Loan Sale, on the related Defaulted Loan Sale Date, the Trustee shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Borrower in its possession to the Borrower and (iii) otherwise take such actions as the Borrower or the Administrative Agent may determine are necessary and appropriate to release the Lien of the Trustee and the Secured Parties on the portion of the Collateral to be retransferred to the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

(v)                                                                                                 Unless and until a Charged-Off Loan is sold pursuant to this Section 2.18(c), the Servicer shall pursue such other resolution strategies available hereunder with respect to such Charged-Off Loan, including, without limitation, workout and foreclosure, as the Servicer may deem appropriate and consistent with the Credit Policy and the Servicing Standard, in each case with a view towards the maximization of the recovery on such Loan to the Secured Parties (as a collective whole) on a present value basis.

(vi)                                              The Servicer shall act on behalf of the Secured Parties in negotiating and taking any other action necessary or appropriate in connection with any Defaulted Loan Sale, including the collection of all amounts payable in connection therewith.

(vii)                                           A Delinquent Loan or Charged-Off Loan may be sold or purchased only on the terms and subject to the conditions set forth in this Section 2.18.

(d)                         Notwithstanding anything in this Section 2.18, Section 2.19 or Section 2.20, the Borrower shall not, and the Servicer shall not on the Borrower’s behalf, purchase, sell or substitute any Loan with the primary purpose of recognizing gain or decreasing losses on such Loan or in any manner that would cause the Borrower not to be in compliance with the requirements of Rule 3a-7 under the Investment Company Act of 1940, as amended.

Section 2.19.                         Optional Sales.

(a)                          Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Optional Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to the Borrower by the Trustee, on behalf of the Secured Parties, of all or a portion of the Loans, as the case may be in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), subject to the following terms and conditions:

(i)                                                     The Borrower shall have given the Administrative Agent (with a copy to the Trustee) at least 45 Business Days’ prior written notice of its intent to effect an Optional Sale in connection with a Permitted Securitization or a Permitted Refinancing, unless such notice requirement is waived or reduced by the Administrative Agent;

(ii)  Any Optional Sale shall be in connection with a Permitted Securitization or a Permitted Refinancing;

(iii)                                               Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer shall deliver to the

Administrative Agent (with a copy to the Trustee) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement.  In effecting an Optional Sale, the Borrower may use the Proceeds of sales of the Loans to repay all or a portion of the Aggregate Unpaids;

(iv)                                              After giving effect to the Optional Sale and the assignment to the Borrower of all or a portion of the Loans, as the case may be, on any Optional Sale Date, (a) the Availability shall be greater than or equal to $0, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct, except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted from the Optional Sale;

(v)                                                                                                 On the related Optional Sale Date, the Administrative Agent, each Purchaser Agent on behalf of the applicable Purchaser, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be repaid (that are attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale) plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Backup Servicer, the Purchaser Agents, each applicable Purchaser, the Affected Parties, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter to the next Payment Date and attributed to that portion of the Advances Outstanding to be repaid in connection with the Optional Sale; provided that the Trustee, the Administrative Agent and each Purchaser Agent shall have the right solely in connection with a Permitted Securitization or Permitted Refinancing to determine whether the amount paid (or proposed to be paid) by the Borrower on the Optional Sale Date is sufficient to satisfy the requirements of clauses (a) through (c) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Optional Sale;

(vi)                                              On or prior to each Optional Sale Date, the Borrower shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale; and

(vii)                                           No selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties shall have been utilized by the Borrower in the selection of the Loan to be sold and assigned pursuant to such Optional Sale.

(b)                         In connection with any Optional Sale, upon receipt by the Administrative Agent, the Purchaser Agents, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, of the amounts referred to in clause (a)(v) above, there shall be sold and assigned to the Borrower without recourse, representation or warranty all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement.

(c)                          The Originator hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, each Purchaser Agent and the other Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee on behalf of the Secured Parties and any other party having an interest in the Collateral in connection with such Optional Sale).

(d)                         In connection with any Optional Sale, on the related Optional Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Borrower (i) execute such instruments of release in favor of the Borrower with respect to the portion of the Collateral to be retransferred to the Borrower, as the Borrower may reasonably request (in recordable form if necessary and, in each case, without recourse), (ii) deliver any portion of the Collateral to be retransferred to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Trustee to take such actions, as are necessary and appropriate to release the Lien of the Trustee and the Secured Parties on the portion of the Collateral to be retransferred to the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

Section 2.20.                         RIC/BDC Sales.

(a)                          Prior to the occurrence of a Termination Event, on any RIC/BDC Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to the Borrower by the Trustee, for the benefit of the Secured Parties, of one or more Loans (each, a “RIC/BDC Sale”), subject to the following terms and conditions:

(i)                                                     At least one Business Day prior to such RIC/BDC Sale Date, the Borrower shall have recommended to the Administrative Agent in writing that the related Loan should be sold and shall have given the Administrative Agent (with a copy to the Trustee) written notice of its intent to effect a RIC/BDC Sale (each such notice, a “RIC/BDC Sale Notice”), specifying the RIC/BDC Sale Date, including a list of all Loans to be sold and assigned pursuant to such RIC/BDC Sale and demonstrating that after such RIC/BDC Sale, the RIC/BDC Requirements shall be satisfied;

(ii) Any RIC/BDC Sale shall be made by the Borrower to an unaffiliated third party purchaser in a transaction (x) in accordance with the Servicing Standard, (y) reflecting arms-length market terms and (z) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the RIC/BDC Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or title to the Loan that is the subject of the Defaulted Loan Sale that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower);

(iii)                                               The Servicer shall deliver to the Administrative Agent (with a copy to the Trustee) a completed Borrowing Base Certificate and other evidence to the reasonable satisfaction of the Administrative Agent that (x) the RIC/BDC Requirements are not satisfied prior to the related RIC/BDC Sale and after such sale the RIC/BDC Requirements shall be satisfied or the extent of compliance with the RIC/BDC Requirements will be improved, (y) the Borrower shall have sufficient funds on the related RIC/BDC Sale Date to effect the contemplated RIC/BDC Sale in accordance with this Agreement (unless an RIC/BDC Sale is to be effected on a Payment Date, in which case there must be sufficient Available Funds to effect the contemplated RIC/BDC Sale in accordance with the terms of this Agreement), and (z) the sum of the Outstanding Loan Balances of all Loans that have been sold pursuant to RIC/BDC Sales during the 12 month period immediately preceding the proposed date of sale (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% of the Facility Amount;

(iv)                                              After giving effect to the RIC/BDC Sale and the assignment to the Borrower of the related Collateral on any RIC/BDC Sale Date, (a) each of the Availability and the Pre-Funded Availability shall be equal to or greater than zero, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted;

(v)                                                 On the related RIC/BDC Sale Date, the Trustee on behalf of the Secured Parties shall have received, into the Collection Account, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.20 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the RIC/BDC Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee and the Backup Servicer, the Purchaser Agents, the applicable Purchaser, any other Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case, to the extent attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.20; provided that the Trustee, the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the RIC/BDC Sale Date is sufficient to satisfy such requirements and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the RIC/BDC Sale; provided, further, that any proceeds of such RIC/BDC Sale in excess of the amount so deposited into the Collection Account also shall be deposited into the Collection Account and used to prepay Advances Outstanding on such RIC/BDC Sale Date; and

(vi)                                              Any RIC/BDC Sale shall be made only to the extent such sale is necessary (as certified by the Servicer in the related RIC/BDC Sale Notice) to satisfy the RIC/BDC Requirements.

(b)                         In connection with any RIC/BDC Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (v) above, there shall be sold and assigned to the Borrower (for further sale to a third-party unaffiliated with the Borrower, the Originator or the Servicer) without recourse, representation or warranty all of the right, title and interest of the Administrative Agent, the Trustee, the Purchaser Agents, the Purchasers and the Secured Parties in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (iii) and (iv) above).

(c)                          The Originator hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Purchaser Agent and the Secured Parties in connection with any RIC/BDC Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Trustee, the Secured Parties and any other party having an interest in the Collateral in connection with such RIC/BDC Sale).

(d)                         In connection with any RIC/BDC Sale, on the related RIC/BDC Sale Date, the Trustee shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Trustee to take such actions, as are necessary and appropriate to release the Lien of the Trustee and the Secured Parties on the portion of the Collateral to be retransferred to the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

ARTICLE III

CONDITIONS TO CLOSING; ADVANCES

Section 3.1.                                Conditions to Closing and Initial Advance.

No Purchaser shall be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Purchaser, the Administrative Agent, the Purchaser Agents, the Backup Servicer or the Trustee be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent and each Purchaser Agent:

(a)                          Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Purchaser Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Purchaser Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Purchaser Agent;

(b)                         The Administrative Agent and each Purchaser Agent shall have received (i) satisfactory evidence that the Borrower, the Originator and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Originator and the Servicer in form and substance satisfactory to the Administrative Agent and each Purchaser Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent, each Purchaser Agent or any Secured Party against the Originator, the Servicer, or the Borrower for a breach of the Originator’s, the Borrower’s, and the Servicer’s representation or warranty that all such consents and approvals have, in fact, been obtained;

(c)                          The Borrower, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Law and shall have delivered to the Administrative Agent and each Purchaser Agent as to this and other closing matters a certification in the form of Exhibits F-1 and F-2, as applicable;

(d)                         The Borrower and the Servicer shall have delivered to the Administrative Agent, the Trustee and each Purchaser Agent duly executed Powers of Attorney in the form of Exhibits G-1 and G-2, as applicable;

(e)                          The Borrower and the Servicer shall each have delivered to the Administrative Agent and each Purchaser Agent a certificate as to Solvency in the form of Exhibits E-1 and E-2, as applicable;

(f)                            On or prior to the date of the Initial Advance, each applicable Purchaser Agent shall have received a duly executed copy of its Variable Funding Certificate, in a principal amount equal to the Commitment of the related Purchaser; and

(g)                         On or prior to the date of the Initial Advance, the Administrative Agent shall have approved the Credit Policy.

Section 3.2.                                Conditions Precedent to All Advances.

Each Advance under this Agreement, each reduction in Advances Outstanding pursuant to Section 2.4(b) and each investment of amounts on deposit in the Principal Collections Account pursuant to Section 2.9(b) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a)                          (i)                                     With respect to any Advance, the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) no later than 2:00 p.m. on the date that is one Business Day prior to the related Funding Date:

(1)                                  a Borrowing Notice in the form of Exhibit A-1 or A-1-PF, as applicable, a Borrowing Base Certificate or a Pre-Funded Advance Certificate, as applicable, a Loan List and, if applicable, a Servicing Report; and

(2)                                  a Certificate of Assignment in the form of Exhibit A to the Sale Agreement including Schedule I thereto and containing such additional information as may be reasonably requested by the Administrative Agent and each Purchaser Agent;

(ii)                 with respect to any reduction in Advances Outstanding pursuant to Section 2.4(b), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) at least one Business Day prior to any reduction of Advances Outstanding a Borrowing Notice in the form of Exhibit A-2 and a Borrowing Base Certificate; and

(iii)                                               with respect to any investment of amounts on deposit in the Principal Collections Account or the Pre-Funding Account permitted by Section 2.9(b), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer), no later than 2:00 p.m. on the Business Day prior to any such investment, with respect to any Advance, a Borrowing Notice in the form of Exhibit A-3 and a Borrowing Base Certificate or a Pre-Funded Advance Certificate, as applicable, executed by the Servicer and the Borrower;

(b)                         On the date of such Transaction the following shall be true and correct and the Borrower and the Servicer shall have certified in the related Borrowing Notice that all conditions precedent to the requested Advance have been satisfied and shall be deemed to have certified that:

(i)     The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);

(ii)  No event has occurred, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

(iii)                                               On and as of such day, after giving effect to such Transaction, each of the Availability and the Pre-Funded Availability shall be greater than or equal to $0;

(iv)                                              On and as of such day, the Borrower and the Servicer each has performed all of the covenants and agreements contained in this Agreement to be performed by such Person on or prior to such day;

(v)                                                 No Applicable Law shall prohibit or enjoin the making of such Advance by any Purchaser, the proposed reduction of Advances Outstanding, the proposed reinvestment of Principal Collections or any other transaction contemplated herein;

(c)                          The Borrower shall have delivered to the Trustee (with a copy to the Backup Servicer and the Administrative Agent) in the case of a Funded Advance, no later than 2:00 p.m. one Business Day prior to the related Funding Date, a faxed copy of the duly executed original promissory notes of the Loans (other than in the case of Noteless Loans) and if any Loans are closed in escrow, a certificate (in the form of Exhibit L) from the closing attorneys of such Loans certifying the possession of the Required Loan Documents, provided, however, that, notwithstanding the foregoing, the Borrower shall cause the Required Loan Documents to be in the possession of the Trustee within two Business Days of any related Funding Date as to any Additional Loans;

(d)                         The Amortization Period shall not have commenced;

(e)                          On the date of such Transaction, the Administrative Agent and each Purchaser Agent shall have received such other approvals, opinions or documents as the Administrative Agent and each Purchaser Agent may reasonably require;

(f)                            The Administrative Agent shall have received from the Borrower all hedging confirmations required in connection with such Transaction;

(g)                         The Borrower and Servicer shall have delivered to the Administrative Agent and each Purchaser Agent all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2 or Section 2.3, as applicable;

(h)                         The Borrower shall have paid all fees required to be paid, including all fees required hereunder and under the applicable Purchaser Fee Letters and shall have reimbursed the Purchasers, the Administrative Agent and each Purchaser Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction

Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Purchasers, the Administrative Agent and each Purchaser Agent; and

(i)                             The Borrower shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee) an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent certifying that each of the foregoing conditions precedent has been satisfied.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Purchaser Agent, which right may be exercised at any time on the demand of the applicable Purchaser Agent, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Purchaser an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3.                                Custodianship; Transfer of Loans and Permitted Investments.

(a)                          The Trustee shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments in physical form at the office of the Trustee in Boston, Massachusetts or the office of the Trustee in Florence, South Carolina at the addresses specified in Schedule III hereto.  Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b)                         Each time that the Borrower (or the Servicer on behalf of the Borrower) shall direct or cause the acquisition of any Permitted Investment, the Borrower shall (or the Servicer on behalf of the Borrower), if such Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collection Account, cause the transfer of such Permitted Investment in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Trustee to be held in the Collection Account for the benefit of the Secured Parties in accordance with the terms of this Agreement.  The security interest of the Trustee in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released.  The security interest of the Trustee shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Permitted Investment.

(c)                          The Borrower (or the Servicer on behalf of the Borrower) shall cause all Permitted Investments acquired by the Borrower to be transferred to the Trustee for credit to the appropriate Account, in each case for the benefit of the Secured Parties, and shall cause all Loans acquired by the Borrower to be delivered to the Trustee, for the benefit of the Secured Parties, by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment granted to the Administrative

Agent under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(i)                                                     in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee in the State of Massachusetts or South Carolina and (B) causing the Trustee to maintain (on behalf of the Secured Parties) continuous possession of such Instrument or Security Certificate in the State of Massachusetts or South Carolina;

(ii)                                                  in the case of an Uncertificated Security, by (A) causing the Trustee, for the benefit of the Secured Parties, to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii)                                               in the case of any Security Entitlement, by causing the Trustee, for the benefit of the Secured Parties, to become the Entitlement Holder of such Security Entitlement; and

(iv)                                              in the case of general intangibles (including any loan not evidenced by an Instrument) by (A) notifying the related Obligor thereunder of the transfer and (B) filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.                                Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)                          Organization and Good Standing.  The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b)                         Due Qualification.  The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals.

(c)                          Power and Authority; Due Authorization; Execution and Delivery.  The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)                         Binding Obligation.  This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)                          No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)                            No Proceedings.  There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)                         All Consents Required.  All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h)                         Bulk Sales.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Borrower.

(i)                             Solvency.  The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-1.

(j)                             Selection Procedures.  No procedures adverse to the interests of the Purchasers were utilized by the Borrower in identifying and/or selecting the Loans in the Collateral.

(k)                          Taxes.  The Borrower has filed or caused to be filed all tax returns that are required to be filed by it and has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l)                             Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m)                       Security Interest.

(i)                                                     This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)                                                  the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.1(m));

(iii)                                               with respect to Collateral that constitute “security entitlements”:

(1)                                  all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2)                                  the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3)                                  the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties.  The Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee, for the benefit of the Secured Parties, provided that, until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv)                                              all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v)                                                 the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi)                                              the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii)                                           the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loans in which a security interest may be perfected by filing granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(viii)                                        other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral.  The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under the Sale Agreement, or (B) relating to the closing of a Permitted Securitization contemplated by Section 2.19, or (C) that has been terminated and/or fully and validly assigned to the Trustee on or prior to the date hereof or (D) relating to the Collateral related to a Senior Subordinated Loan or a Junior Subordinated Loan.  The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(ix)                                                all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Trustee;

(x)                                                   other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xi)                                                none of the underlying promissory notes, or Loan Registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xii)                                             with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Trustee, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Trustee, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii)                                          with respect to Collateral that constitutes an “uncertificated security”, that the Borrower of such uncertificated security has registered the Administrative Agent as the registered owner of such uncertificated security.

(n)                         Reports Accurate.  All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, the Trustee, each Purchaser Agent or any Purchaser in connection with this Agreement are, as of their date, true, complete and correct.

(o)                         Location of Offices.  The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware.  The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied).  The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit F-1.  The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four months preceding the Closing Date.

(p)                         Concentration Account.  The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Originator at such Concentration Account Bank is specified in Schedule II.  The Concentration Account is the only account to which Obligors send Collections on the Collateral.  Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Administrative Agent and the Trustee an interest in the Concentration Account.

(q)                         Tradenames.  The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r)                            Sale Agreement.  The Sale Agreement is the only agreement pursuant to which the Borrower purchases Collateral.

(s)                          Value Given.  The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Collateral under the Sale Agreement, no such transfer has been made for or on account of an antecedent debt owed by the

Originator to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t)                            Accounting.  Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Collateral by the Borrower to the Secured Parties. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Borrower.

(u)                         Special Purpose Entity.  The Borrower has not and shall not:

(i)                                                     engage in any business or activity other than the purchase and receipt of Collateral and related assets from the Originator under the Sale Agreement, the sale and pledge of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii)                                                  acquire or own any material assets other than (a) the Collateral and related assets from the Originator under the Sale Agreement and (b) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii)                                               merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, or jurisdiction of formation, without in each case first obtaining the consent of the Administrative Agent and each Purchaser Agent;

(iv)                                              fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Purchaser Agent, amend, modify, terminate or fail to comply with the provisions of its operating agreement, or fail to observe limited liability company formalities;

(v)                                                 own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent and each Purchaser Agent;

(vi)                                              except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii)                                           incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Purchasers, except for trade payables in the ordinary course of its business; provided that, such debt is not evidenced by a note and is paid when due;

(viii)                                        become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix)                                                fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x)                                                   enter into any contract or agreement with any Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person;

(xi)                                                seek its dissolution or winding up in whole or in part;

(xii)                                             fail to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(xiii)                                          guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv)                                         make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Loans, cash and Permitted Investments);

(xv)                                            fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations;

(xvi)                                         fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii)                                      fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii)                                   file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix)                                           except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx)                                              permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower delivers to the Administrative Agent and each Purchaser Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xxi)                                           fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;

(xxii)                                        fail to pay its own liabilities and expenses only out of its own funds;

(xxiii)                                     fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv)                                    acquire the obligations or securities of its Affiliates or stockholders;

(xxv)                                       guarantee any obligation of any person, including an Affiliate;

(xxvi)                                    fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvii)                                 fail to use separate invoices and checks bearing its own name;

(xxviii)                              pledge or permit the pledge of its assets or ownership interests in the Borrower for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxix)                                      fail at any time to have at least one independent manager (an “Independent Manager”) who is not currently a director, officer, employee, trade creditor shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of (a) the Servicer, (b) the Borrower, (c) any principal of the Servicer, (d) any Affiliate of the Servicer, or (e) any Affiliate of any principal of the Servicer; provided, however, such Independent Manager may be an independent manager or an independent director of another special purpose entity affiliated with the Servicer or fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Manager are duly authorized by the unanimous vote of the board of managers (including the Independent Managers);

(xxx)                                         fail to provide that the unanimous consent of all members (including the consent of the Independent Manager) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and

(xxxi)                                      take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Latham & Watkins LLP, dated as of the date hereof, upon which the conclusions expressed therein are based.

(xxxii)                                   The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws.

(v)                         Investment Company Act.  The Borrower is exempt from the provisions of the 1940 Act.

(w)                       ERISA.  The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date).  No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability.  No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(x)                           PUHCA.  The Borrower is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

(y)                         Compliance with Law.  The Borrower has complied in all respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(z)                           [Reserved].

(aa)                    Collections.  The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.

(bb)                  Set-Off, etc.  No Loan has been compromised, adjusted, extended, satisfied, subordinated (other than Senior Subordinated Loans and Junior Subordinated Loans, and solely to the extent described and provided for in the definition thereof), rescinded, set-off or modified by the Borrower, the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit Policy and the Servicing Standard.

(cc)                    Full Payment.  As of the Funding Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be paid in full.

(dd)                  Accuracy of Representations and Warranties.  Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(ee)                    [Reserved].

(ff)                        Reaffirmation of Representations and Warranties by the Borrower.  On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.1 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(gg)                  [Reserved].

(hh)                  Environmental.

(i)                                                     With respect to each item of Related Property as of the Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment.

(ii)                                                  As of Cut-Off Date for the Loan related to such Related Property, none of the Borrower, the Originator nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(ii)                          USA PATRIOT Act.  Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(jj)                          “Concentration Account”:  The Concentration Account is the only account to which Obligors send Collections on the Collateral.  The Concentration Account is subject only to the interests of the parties to the Intercreditor Agreement.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement.

Section 4.2.                                Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Closing Date and as of each Cut-Off Date:

(a)                          Valid Transfer and Security Interest.  This Agreement constitutes a valid transfer to the Trustee, for the benefit of the Secured Parties, of all right, title and interest of the Borrower in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Borrower or its Affiliates, except for Permitted Liens.  If the conveyances contemplated by this Agreement are determined to be transfers for security, then this Agreement constitutes a grant of a security interest in all of the Collateral to the Trustee, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Trustee, the crediting of Loans to the Accounts and the filing of the financing statements described in Section 4.1(m) and, in the case of Additional Loans on the applicable Cut-Off Date, shall be a valid and first priority perfected security interest in Agents the Loans forming a part of the Collateral and in that portion of the Loans in which a security interest may be perfected by filing subject only to Permitted Liens.  Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account or any other Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of Borrower in such property as a debtor for purposes of the UCC.

(b)                         Eligibility of Collateral.  As of the Closing Date and each Cut-Off Date, (i) the Loan List and the information contained in each Borrowing Notice delivered pursuant to Section 2.2 or Section 2.3, as applicable, is an accurate and complete listing of all Collateral as of the related Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan and (iii) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of an ownership interest or security interest in such Collateral to the Trustee, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(c)                          No Fraud.  Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.3.                                Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows as of the Closing Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)                          Organization and Good Standing.  The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)                         Due Qualification.  The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c)                          Power and Authority; Due Authorization; Execution and Delivery.  The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d)                         Binding Obligation.  This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)                          No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)                            No Proceedings.  There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)                         All Consents Required.  All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h)                         Reports Accurate.  All Servicer Certificates, Servicing Reports, Borrowing Notices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Trustee, each Purchaser Agent or any Purchaser in connection with this Agreement are, as of their date, accurate, true and correct.

(i)                             Credit Policy and Servicing Standard.  The Servicer has complied in all material respects with (i) the Credit Policy with regard to the origination and underwriting of the Loans and (ii) the Servicing Standard with regard to the servicing of the Loans.

(j)                             Collections.  The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred or pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k)                          Bulk Sales.  The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l)                             Solvency.  The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-2.

(m)                       Taxes.  The Servicer has filed or caused to be filed all tax returns that are required to be filed by it.  The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, assessment or other charge.

(n)                         Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o)                         Security Interest.  The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement.  Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens).  All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (or prior to the applicable Advance will be) made.

(p)                         ERISA.  The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date).  No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability.  No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(q)                         [Reserved].

(r)                            Concentration Account.  The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Originator at the Concentration Account Bank, have been sent to the Trustee and the Administrative Agent.  Subject to the terms of the Intercreditor Agreement, the Servicer has not granted and shall not grant any Person other than the Trustee an interest in the Concentration Account, other than any such interest that has been terminated or fully and validly assigned to the Trustee on or prior to the date hereof.

(s)                          USA PATRIOT Act.  Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money

Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(t)                            Environmental.

(i)                                                     With respect to each item of Related Property, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment.

(ii)                                                  The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does the Servicer, have knowledge or reason to believe that any such notice will be received or is being threatened.

(u)                         Compliance with Law.  The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and no Loan in the Collateral contravenes in any material respect any Applicable Law (including, without limitation, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(v)                         PUHCA.  The Servicer is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

Section 4.4.                                Representations and Warranties of the Backup Servicer.

The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a)                          Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b)                         Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c)                          No Conflict.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d)                         No Violation.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)                          All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f)                            Validity, Etc.  This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5.                                Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a)                          Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b)                         Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c)                          No Conflict.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d)                         No Violation.  The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)                          All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f)                            Validity, Etc.  The Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.1.                                Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a)                          Compliance with Laws.  The Borrower will comply in all material respects with all Applicable Law, including those applicable to the Borrower as a result of its interest in the Collateral or any part thereof.

(b)                         Preservation of Company Existence.  The Borrower will preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

(c)                          Performance and Compliance with Collateral.  The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) in all material respects with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d)                         Keeping of Records and Books of Account.  The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e)                          Protection of Interest in Collateral.  With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing, filing and maintaining (at the Servicer’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)                            Deposit of Collections.  The Borrower promptly (but in no event later than two Business Days after receipt) deposit all Collections received by the Borrower in respect of the Collateral into the Collection Account.

(g)                         Special Purpose Entity.  The Borrower shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h)                         [Reserved].

(i)                             Termination Events.  The Borrower will provide the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Borrower has knowledge or has received notice.  In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide to the Administrative Agent and each Purchaser Agent a written statement of Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j)                             Taxes.  The Borrower will file its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents.

(k)                          Use of Proceeds.  The Borrower will use the proceeds of the Advances only to acquire Collateral or to make distributions to its members in accordance with the terms hereof.

(l)                             Obligor Notification Forms.  The Borrower shall furnish the Trustee and the Administrative Agent with an appropriate power of attorney to send (at the Trustee’s discretion, or at the Administrative Agent’s discretion on the Trustee’s behalf, after the occurrence of a Termination Event) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Trustee, or the Administrative Agent on its behalf.

(m)                       Adverse Claims.  Subject to the terms of the Intercreditor Agreement, the Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than as disclosed to the Administrative Agent, the Trustee and each Purchaser Agent and existing as of the date of this Agreement.

(n)                         Protection of Interest in Collateral.  With respect to each item of Collateral granted to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) take all action necessary to perfect, protect and more fully evidence the Trustee’s, for the benefit of the Secured Parties, ownership of such Collateral, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a Security Interest may be perfected by filing, by filing and maintaining (at the Servicer’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent or the Trustee may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o)                         Notices.  The Borrower will furnish to the Administrative Agent, the Trustee and each Purchaser Agent (with a copy to the Backup Servicer):

(i)                                                     Income Tax Liability.  Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed $1,000,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)                                                  Auditors’ Management Letters.  Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii)                                               Representations and Warranties.  Forthwith upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent and each Purchaser Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Trustee, the Administrative Agent and each Purchaser Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Purchaser Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv)                                              ERISA.  Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower (or any Affiliate thereof), a copy of such notice;

(v)                                                 Proceedings.  As soon as possible and in any event within three Business Days after the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower, the Servicer or the Originator or any of their Affiliates; provided, however, that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower, the Servicer or the Originator or any of their Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o);

(vi)                                              Notice of Material Events.  Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is reasonably likely to have a Material Adverse Effect; and

(vii)                                           Accounting Changes.  As soon as possible and in any event within three Business Days after the effective date thereof, notice of any change in the accounting policies of the Borrower or the Servicer.

(p)                         Other.  The Borrower will furnish to the Administrative Agent and each Purchaser Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Originator as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Trustee, each Purchaser Agent or the Secured Parties under or as contemplated by this Agreement.

Section 5.2.                                Negative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a)                          Other Business.  Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or under any Hedging Agreement required by Section 5.3(a), or (iii) form any Subsidiary or make any Investment in any other Person.

(b)                         Collateral Not to be Evidenced by Instruments.  The Borrower will take no action to cause any Loan that is not, as of the Closing Date or the related Cut-Off Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c)                          Security Interests.  Except as otherwise permitted herein and in respect of any Optional Sale in connection with a Permitted Securitization or Permitted Refinancing, Defaulted Loan Sale, RIC/BDC Sale or Replaced Loan, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Collateral.  The Borrower will promptly notify the Administrative Agent and each Purchaser Agent of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of Secured Parties, in, to and under the Collateral against all claims of third parties; provided, however, that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d)                         Mergers, Acquisitions, Sales, etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or the Sale Agreement).

(e)                          Deposits to Special Accounts.  Except as otherwise contemplated by the Intercreditor Agreement, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account cash or cash proceeds other than Collections in respect of the Collateral.

(f)                            Restricted Payments.  The Borrower shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred or would result therefrom, the Borrower may declare and make distributions to its members on their membership interests.

(g)                         Change of Name or Location of Loan Files.  The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its organization, or (y) move, or consent to the Trustee or Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the initial Funding Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(h)                         Accounting of Purchases.  Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Collateral by the Borrower to the Secured Parties. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Borrower.

(i)                             ERISA Matters.  The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j)                             Operating Agreement; Sale Agreement.  The Borrower will not amend, modify, waive or terminate any provision of its operating agreement or the Sale Agreement without the prior written consent of the Administrative Agent and each Purchaser Agent.

(k)                          Changes in Payment Instructions to Obligors.  The Borrower will not add or terminate any bank as a Concentration Account Bank or any Concentration Account listed in Schedule II or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(l)                             Extension or Amendment of Collateral.  The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including the Related Security).

(m)                       [Reserved].

(n)                         Taxable Mortgage Pool Matters.  The sum of the Outstanding Loan Balances of all Loans owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the Aggregate Outstanding Loan Balance.

Section 5.3.                                Covenants of the Borrower Relating to the Hedging of Fixed Rate Loans.

(a)                          On or prior to each Funding Date, the Borrower shall enter into one or more Hedge Transactions for the related Advance to the extent necessary to comply with the definition of “Hedge Amount”.  Each Hedge Transaction shall:

(i)                                                     be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii)                                                  have a schedule of quarterly calculation periods the first of which commences on the Funding Date of the applicable Advance and the last of which ends on the last expected scheduled payment due to occur under or with respect to the Loans to which that Advance relates;

(iii)                                               have an amortizing notional amount such that the Hedge Notional Amount shall be at least equal to the portion of the Hedge Amount represented by such Advance; and

(iv)                                              provide for two series of quarterly payments to be netted against each other, one such series being payments to be made by the Borrower to a Hedge Counterparty (solely on a net basis) by reference to a fixed rate for that Advance, and the other such series being payments to be made by such Hedge Counterparty to the Borrower (solely on a net basis) at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by such Hedge Counterparty) or from the Collection Account to the extent funds are available under Section 2.9 or Section 2.10 of this Agreement (if payable by the Borrower).

(b)                         As additional security hereunder, the Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, all right, title and interest of the Borrower (but none of the obligations) in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral; provided, however, that so long as the Hedge Counterparty is the Administrative Agent or any Affiliate thereof, the Trustee hereby grants to the Servicer a non-exclusive license (which shall be deemed revoked upon the occurrence of a Termination Event) to exercise any rights under any related Hedging Agreement or Hedge Transaction.  The Borrower acknowledges that as a result of such assignment the Borrower may not, except as set forth in the proviso to the immediately preceding sentence (and in accordance with Part 6(c)(iii) of each Hedging Agreement), without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.3(a) hereof.  Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent, the Trustee or any Secured Party for the performance by the Borrower of any such obligations.

(c)                          The Borrower, or the Servicer on the Borrower’s behalf, shall not permit, at any time, the notional amount of all Interest Rate Floor Transactions outstanding to exceed the notional amount of all Interest Rate Cap Transactions outstanding.

(d)                         The Borrower shall, promptly upon execution thereof, provide to the Administrative Agent and the Trustee a copy of any Hedging Agreement entered into in connection with this Agreement.

(e)                          At any time during the Amortization Period, the Administrative Agent, in its reasonable discretion, may direct the Borrower to (i) amend or modify the terms of or (ii) terminate, any Hedge Transaction then in effect; provided that the primary objective of any such amendment, modification or termination shall be the maximization of the value of the Collateral and any such amendment, modification or termination shall not have a material adverse effect on the Borrower.

Section 5.4.                                Affirmative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a)                          Compliance with Law.  The Servicer will comply in all material respects with all Applicable Law, including those with respect to managing and servicing the Collateral or any part thereof.

(b)                         Preservation of Company Existence.  The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

(c)                          Obligations and Compliance with Collateral.  The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Collateral and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d)                         Keeping of Records and Books of Account.

(i)                                                     The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii)                                                  The Servicer shall permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(iii)                                               The Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent describing the sale of the Collateral (A) from the Originator to the Borrower, and (B) from the Borrower to the Trustee, for the benefit of the Secured Parties.

(e)                          Preservation of Security Interest.  The Servicer (at its own expense) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected ownership and security interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Loans and that portion of the Collateral in which a security interest may be perfected by filing.

(f)                            Credit Policy.  The Servicer will (i) comply in all material respects with the Credit Policy and the Servicing Standard in regard to the Collateral, and (ii) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt written notice of any changes in the Credit Policy.  The Servicer will not agree to or otherwise permit to occur any change in the Credit Policy that could have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that, no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent.

(g)                         Termination Events.  The Servicer will provide the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice.  In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Trustee, the Administrative Agent and each Purchaser Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h)                         Taxes.  The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents.

(i)                             Other.  The Servicer will promptly furnish to the Trustee, the Administrative Agent and each Purchaser Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Trustee, the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Trustee, each Purchaser Agent or Secured Parties under or as contemplated by this Agreement.

(j)                             Proceedings Related to the Borrower, the Originator and the Servicer and the Transaction Documents.  As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Originator or the Servicer (or any of their Affiliates) or the Transaction Documents; provided, however, that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents, the Borrower, the Servicer or the Originator (or any of their Affiliates) in excess of $2,500,000 or more shall be deemed to be expected to have such a Material Adverse Effect for purposes of this Section 5.4(j).

(k)                          Deposit of Collections.  The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Borrower, the Servicer or any of their Affiliates.

(l)                             Concentration Account.  The Servicer will maintain exclusive ownership, dominion and control (subject to the terms of the Intercreditor Agreement) of the Concentration Account and shall not grant the right to take dominion and control of the Concentration Account to any Person, except to the Administrative Agent and each Purchaser Agent as contemplated by this Agreement and except as otherwise contemplated by the Intercreditor Agreement.

(m)                       Change of Control.  Upon the occurrence of a Change of Control, the Servicer shall provide the Administrative Agent, each Purchaser Agent and the Hedge Counterparties with notice of such Change of Control within 30 days after completion of the same.

(n)                         Loan Register.

(i)                                                     The Servicer shall maintain with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record (v) the amount of such Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Loan received from the Obligor, (y) the date of origination of such Loan and (z) the maturity date of such Loan.

(ii)                                                  At any time a Noteless Loan is included as part of the Collateral pursuant to this Agreement, the Servicer shall deliver to the Administrative Agent and the Trustee (with a copy to the Backup Servicer) a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the related Funding Date.

(o)                         Special Purpose Entity Requirements.  The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(p)                         Accounting Changes.  As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent notice of any change in the accounting policies of the Borrower or the Servicer.

(q)                         Proceedings Related to the Collateral.  As soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Trustee or the Secured Parties in, to and under the Collateral; provided, however, that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral or the Trustee’s or the Secured Parties’ interest in the Collateral in excess of $2,500,000 or more shall be deemed to be expected to have such a Material Adverse Effect for purposes of this Section 5.4(q).

Section 5.5.                                Negative Covenants of the Servicer.

From the date hereof until the Collection Date.

(a)                          Deposits to Special Accounts.  Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account cash or cash proceeds other than Collections in respect of the Collateral.

(b)                         Mergers, Acquisition, Sales, etc.  The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)                                                     the Servicer has delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii)                                                  the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Purchaser Agent;

(iii)                                               after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred; and

(iv)                                              the Administrative Agent and each Purchaser Agent have consented in writing to such consolidation, merger, conveyance or transfer.

(c)                          Change of Name or Location of Loan Files.  The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the initial Funding Date, unless the Servicer has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(d)                         Change in Payment Instructions to Obligors.  The Servicer will not add or terminate any bank as a Concentration Account Bank or any Concentration Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e)                          Extension or Amendment of Loans.  The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including the Related Security).

(f)                            Taxable Mortgage Pool Matters.  The Servicer will manage the portfolio and advise the Borrower with respect to purchases from the Originator so as to not at any time allow the sum of the Outstanding Loan Balances of all Loans owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the Aggregate Outstanding Loan Balance.

(g)                         Title.  On any date on which (i) there are any ACC Loans that have been transferred or sold to the Borrower under the Sale Agreement prior to the Required Transfer Date but which have not been titled in the name of the Borrower and (ii) the Availability would not be greater than or equal to zero if such ACC Loans were excluded from the calculation of the Borrowing Base on such date, the Servicer shall not have Indebtedness in excess of $1,000,000.

Section 5.6.                                Affirmative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a)                          Compliance with Law.  The Backup Servicer will comply in all material respects with all Applicable Law.

(b)                         Preservation of Existence.  The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

Section 5.7.                                Negative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a)                          No Changes in Backup Servicer Fee.  The Backup Servicer will not make any changes to the Backup Servicer Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent and each Purchaser Agent.

Section 5.8.                                Affirmative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a)                          Compliance with Law.  The Trustee will comply in all material respects with all Applicable Law.

(b)                         Preservation of Existence.  The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)                          Location of Required Loan Documents.  Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Trustee at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.9.                                Negative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a)                          Required Loan Documents.  The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b)                         No Changes in Trustee Fee.  The Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent and each Purchaser Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1.                                Designation of the Servicer.

(a)                          Initial Servicer.  The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1.  Until the Administrative Agent gives to the Originator a Servicer Termination Notice, the Originator is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b)                         Successor Servicer.  Upon the Servicer’s receipt of a Servicer Termination Notice from the Administrative Agent pursuant to Section 6.15, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c)                          Subcontracts.  The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided, however, that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Default.

(d)                         Servicing Programs.  In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent or the Servicer to use such program and to allow the Servicer to assign such licenses to the Backup Servicer or to any other Successor Servicer appointed as provided in this Agreement.

Section 6.2.                                Duties of the Servicer.

(a)                          Appointment.  The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its rights in, to and under such Collateral.  The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein.  The Servicer and the Borrower hereby acknowledge that the Administrative Agent, each Purchaser Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)                         Duties.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard.  Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)                                                     supervising the Collateral, including communicating with Obligors, providing consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)                                                  maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each

Purchaser Agent (with a copy to the Trustee and the Backup Servicer) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Purchaser Agent may reasonably request;

(iii)                                               maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)                                              promptly delivering to the Administrative Agent, each Purchaser Agent, the Trustee or the Backup Servicer, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Purchaser Agent, the Trustee or the Backup Servicer may from time to time reasonably request;

(v)                                                 identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is selling an undivided ownership interest therein to the Secured Parties pursuant to this Agreement;

(vi)                                              notifying the Administrative Agent and each Purchaser Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii)                                           providing the prompt written notice to the Administrative Agent and each Purchaser Agent, prior to the effective date thereof, of any proposed changes in the Credit Policy;

(viii)                                        using its best efforts to maintain the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(ix)                                                maintaining the Loan File with respect to Loans included as part of the Collateral; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;

(x)                                                   directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.9 and Section 2.10; and

(xi)                                                directing the sale or substitution of Collateral in accordance with Section 2.18 , Section 2.19 and Section 2.20.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Originator (so long as the Originator is also the Servicer) or the Servicer acts as lead agent with respect to any Loan, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Underlying Instruments has the right to do so.

(c)                          Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Trustee, each Purchaser Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral.  The Secured Parties, the Administrative Agent, each Purchaser Agent and the Trustee shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d)                         Except as otherwise set forth in Section 13.18, any payment by an Obligor in respect of any indebtedness owed by it to the Originator or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.                                Authorization of the Servicer.

(a)                          Each of the Borrower, the Administrative Agent, each Purchaser Agent, each Purchaser and each Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral by the Originator to the Borrower under the Sale Agreement and, thereafter, by the Borrower to the Trustee on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral.  The Originator, the Borrower and the Trustee on behalf of the Secured Parties and each Hedge Counterparty shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral.  In no event shall the Servicer be entitled to make the Secured Parties, any Hedge Counterparty, the Administrative Agent, the Trustee or the Purchaser Agents a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s and each Purchaser Agent’s consent.

(b)                         After the declaration of the Termination Date, at the direction the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, that the Administrative Agent may, at any time that a Termination Event has occurred, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Trustee on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4.                                Collection of Payments; Accounts.

(a)                          Collection Efforts, Modification of Collateral.  The Servicer will use its best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit Policy and the Servicing Standard.  The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectibility of the Collateral or in any manner contrary to the Credit Policy or the Servicing Standard.

(b)                         [Reserved].

(c)                          Acceleration.  If required by the Credit Policy or if consistent with the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan promptly after such Loan becomes a Charged-Off Loan.

(d)                         Taxes and other Amounts.  The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e)                          Payments to Concentration Account.  On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account; provided, however, that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.

(f)                            Accounts.  Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein, the Administrative Agent shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account.  Each of the parties hereto hereby agrees to cause the Trustee or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York.  In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.

(g)                         Underlying Instruments.  Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Trustee, of any Loan in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents).  The Trustee shall hold any Instrument delivered to it evidencing any Loan granted to the Trustee hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(h)                         Establishment of the Collection Account.  The Servicer shall cause to be established, on or before the Closing Date, with the Trustee, and maintained in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for Ares Capital CP Funding LLC, subject to the lien of U.S. Bank National Association, as Trustee for the benefit of the Secured Parties” (the “Collection Account”), and the Servicer shall further cause to be maintained three subaccounts linked to and constituting part of the Collection Account for the purpose of segregating (i) all Pre-Funded Advances (the “Pre-Funded Advances Account”) and (ii) within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and Interest Collections (the “Interest Collections Account”), respectively, and over which the Trustee, for the benefit of the Secured Parties, shall have control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal except in accordance with Section 2.9(b).

(i)                             Adjustments.  If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5.                                Servicer Advances.

(a)                          For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Loan during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may (in its sole and absolute discretion) make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof) to the extent the Servicer has determined in accordance with the Credit Policy and the Servicing Standard that such amount will be ultimately recoverable.  The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m. on the Business Day prior to the related Payment Date, in immediately available funds.  Notwithstanding anything to the contrary contained herein, no Successor Servicer shall have any responsibility to make Servicer Advances.

(b)                         Notwithstanding anything to the contrary set forth herein, the Servicer shall not be required to make any Nonrecoverable Advance; provided, however, that the Servicer may make a Servicer Advance notwithstanding that, at the time such Servicer Advance is made, the Servicer may not have adequate information available in order to make a determination whether or not such advance would, if made, be a Nonrecoverable Advance.  Nonrecoverable Advances (including any Servicer Advances made pursuant to the proviso of the preceding sentence which are ultimately determined to be Nonrecoverable Advances) shall be reimbursable in accordance with Section 2.9(a)(8) and Section 2.10(a)(8).

Section 6.6.                                Realization Upon Charged-Off Loans.

The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Charged-Off Loan as to which no satisfactory arrangements can be made for collection of delinquent payments.  The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Related Property, and employ practices and procedures including reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence.  Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property.  In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses.  The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Loan.

Section 6.7.                                [Reserved].

Section 6.8.                                Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.9(a)(4) or Section 2.10(a)(4), as applicable.

Section 6.9.                                Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Servicer Advances and Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided, however, for avoidance of doubt, to the extent Servicer Advances and Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata.  The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account.  The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 6.10.                         Reports.

(a)                          Borrowing Notice.  On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.4(b) and on each investment of amounts on deposit in the Principal Collections Account pursuant to Section 2.9(b), the Borrower (and the Servicer on its behalf) will provide a Borrowing Notice and a Borrowing Base Certificate or Pre-Funded Advance Certificate, as applicable, each updated as of such date, to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee).

(b)                         Servicing Report.  On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Trustee, each Purchaser Agent, the Backup Servicer and any Liquidity Bank, a monthly statement including a Borrowing Base calculated as of the most recent Determination Date (a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C.

(c)                          Servicer’s Certificate.  Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, the Trustee, each Purchaser Agent, the Backup Servicer and any Liquidity Bank a certificate substantially in the form of Exhibit J (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Termination Event or Unmatured Termination Event has occurred.

(d)                         Financial Statements.  The Servicer will submit to the Administrative Agent, each Purchaser Agent, each Purchaser, the Backup Servicer and any Liquidity Bank, (i) within (45) days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing December 31, 2004, consolidated and consolidating unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2004, consolidated and consolidating audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e)                          Tax Returns.  Upon demand by the Administrative Agent, each Purchaser Agent and any Liquidity Bank, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower and the Servicer, or in which the Borrower or Servicer was included on a consolidated or combined basis (excluding sales, use and like Taxes).

(f)                            Obligor Financial Statements; Valuation Reports.  The Servicer will deliver to the Administrative Agent copies of each quarterly valuation report prepared with respect to each Obligor promptly upon their becoming available.  Upon demand by the Administrative Agent, the Servicer will provide financial statements and such other information as the Administrative Agent may request with respect to any Obligor.

Section 6.11.                         Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent, the Trustee, the Backup Servicer and each Purchaser Agent, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2004, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred.

Section 6.12.                         Annual Independent Public Accountant’s Servicing Reports.

The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Purchaser Agent, the Trustee and the Backup Servicer, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2005, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule VII, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule VII reflecting any further amendments to such Schedule VII prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule VII) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.13.                         Limitation on Liability of the Servicer and Others

Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, the Trustee, each Purchaser Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, notwithstanding anything to the contrary contained herein nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.14.                         The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Purchaser Agent and the Backup Servicer.  No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.15.                         Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur:

(a)                          any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;

(b)                         any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.1) or (ii) comply in any material respect with the Credit Policy and the Servicing Standard regarding the servicing of the Collateral and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Purchaser Agent and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c)                          the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(d)                         an Insolvency Event shall occur with respect to the Servicer;

(e)                          [Reserved];

(f)                            the Servicer consents to or otherwise permits to occur, without the prior written consent of the Administrative Agent and each Purchaser Agent, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this Section 6.15(f)) of or to the Credit Policy and the Servicer fails to receive the written consent of the Administrative Agent within ten Business Days after notice of such amendment has been delivered to the Administrative Agent (which notice shall be delivered by the Servicer within seven Business Days after the effectiveness of such amendment); provided, however, that no such written consent shall be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(g)                         Ares Capital Corporation or an Affiliate thereof shall cease to be the Servicer;

(h)                         as of any Determination Date, the Portfolio Charged-Off Ratio is greater than 3.0%;

(i)                             [Reserved];

(j)                             Ares Capital Corporation fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to at least 80% of the initial committed equity, as increased by 80% of the proceeds of any equity offerings of Ares Capital Corporation consummated after the Closing Date;

(k)                          any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day to day management) relating to all of Michael Arougheti, R. Kipp deVeer and Michael Smith (or other individuals acceptable to the Administrative Agent), or any failure by all of the aforementioned Persons to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, and a reputable, experienced individual reasonably satisfactory to the Administrative Agent has not been appointed within 30 days of such event; provided, however, that time relating to an individual’s vacation within the Servicer’s employee policy and customary industry standards shall not constitute lack of day-to-day management or failure to provide active and material participation in the Servicer’s daily activities.  The Administrative Agent deems each of John Kissick, Anthony Ressler, Bennett Rosenthal, David Sachs and Seth Brufsky to be an acceptable, experienced appointee for purposes of satisfying this provision;

(l)                             any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(m)                       any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent, any Purchaser Agent or the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Purchaser Agent and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(n)                         [Reserved];

(o)                         any financial or other information reasonably requested by the Administrative Agent, any Purchaser Agent or any Purchaser is not provided as requested within a reasonable amount of time following such request;

(p)                         the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution; or

(q)                         any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.5(b);

then, notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Servicer (with a copy to the Trustee and Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.16.                         Appointment of Successor Servicer.

(a)                          On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.15, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.9 or Section 2.10, as applicable, the Servicing Fee therefor until such date, together with the sum of (i), an amount equal to all unreimbursed Nonrecoverable Advances made by such Servicer which remain outstanding as of such date plus (ii) an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections received from time to time in respect of the Loan for which such Servicer Advance was made) which remain outstanding as of such date.  The Administrative Agent may at any time following delivery of a Servicer Termination Notice in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer.  As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including, without limitation, Transition Expenses.  In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Purchaser Agent.  In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Servicer hereunder.

(b)                         Upon its appointment, the Backup Servicer (subject to Section 6.16(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided, however, that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer.  The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.  In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Article IV.  Further, for so long as the Backup Servicer shall be the Successor Servicer, the provisions of Section 2.15, Section 2.16(b) and Section 2.16(e) of this Agreement shall not apply to it in its capacity as Servicer.

(c)                          All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights.  The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

(d)                         Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.16, the Backup Servicer will promptly begin the transition to its role as Servicer.  In the event the Backup Servicer declines to continue to act as Servicer hereunder, the Backup Servicer shall solicit, by public announcement, bids from banks, specialty finance companies, asset managers, mortgage servicing institutions meeting the qualifications set forth in Section 6.16(a).  Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto.  Within 30 days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid.  The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment, all costs and expenses of any public announcement, and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicing Advances.  After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor.  If no bid from a qualified potential Successor Servicer is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within 30 days after such public announcement, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including, without limitation, Transition Expenses.  The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.  No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and each Purchaser Agent and the Backup Servicer shall have consented thereto.  The Backup Servicer shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment.  Notwithstanding anything to the contrary contained herein, in no event shall Lyon, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

ARTICLE VII

THE BACKUP SERVICER

Section 7.1.                                Designation of the Backup Servicer.

(a)                          Initial Backup Servicer.  The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1.  Until the Administrative Agent shall give to Lyon a Backup Servicer Termination Notice, Lyon is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b)                         Successor Backup Servicer.  Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement

Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2.                                Duties of the Backup Servicer.

(a)                          Appointment.  The Borrower and the Administrative Agent each hereby appoints Lyon to act as Backup Servicer, for the benefit of the Administrative Agent, the Trustee each Purchaser Agent and the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1.  The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)                         Duties.  On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Administrative Agent, the Trustee and the Secured Parties, the following duties and obligations:

(i)                                     On or before the initial Funding Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicing Reports (if any) in hard copy and in EXCEL or a comparable format.

(ii)                                  Not later than 12:00 p.m. on each Reporting Date, the Servicer shall deliver to the Backup Servicer the loan tape, which shall include but not be limited to the following information:  (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Tape”).  The Backup Servicer shall accept delivery of the Tape.

(iii)                               Prior to the related Payment Date, the Backup Servicer shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported:  (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Loans that are current and not past due, (D) the Loans that are 1 - 30 days past due, (E) the Loans that are 31 - 60 days past due, (F) the Loans that are 61 - 90 days past due, (G) the Loans that are 90+ days past due, (H) the Pool Charged-Off Ratio, (I) the Aggregate Outstanding Loan Balance, (J) the Portfolio Charged-Off Ratio, (K) the Pool Delinquency Ratio and (L) the Pool Yield.  The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Servicing Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv)                              If the Servicer disagrees with the report provided under paragraph (iii) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof.  The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein.  If within 20 days after the delivery of the report provided under paragraph (iii) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy.  Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Backup Servicer no later than the next Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(c)                          Reliance on Tape.  With respect to the duties described in Section 7.2(b), the Backup Servicer, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

Section 7.3.                                Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), and (a) has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4.                                Backup Servicing Compensation.

As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer.  To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.9(a)(2) and Section 2.10(a)(2), as applicable.  The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of:  (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement.  Upon becoming Successor Servicer pursuant to Section 6.16, the Backup Servicer shall be entitled to the Servicing Fee.

Section 7.5.                                Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”), dated one day prior to the effective date of such Backup Servicer Termination Notice, in the case of any removal for cause, and at least 30 days prior to the effective date of the Backup Servicer Termination Notice, in the case of any removal without cause.  In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.

Section 7.6.                                Limitation on Liability.

(a)                          The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.  Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer.  The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians.  Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b)                         The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations.  The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or provided by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information.  The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

Section 7.7.                                The Backup Servicer Not to Resign.

The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon a determination by the Backup Servicer that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent.  No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

ARTICLE VIII

THE TRUSTEE

Section 8.1.                                Designation of Trustee.

(a)                          Initial Trustee.  The role of Trustee with respect to the Required Loan Documents shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1.  Until the Administrative Agent shall give to U.S. Bank a Trustee Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof.

(b)                         Successor Trustee.  Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c)                          Secured Party.  The Administrative Agent, the Purchaser Agents and the Purchasers hereby appoint U.S. Bank, in its capacity as Trustee hereunder, as their agent for the purposes of perfection of a security interest in the Loans.  U.S. Bank, in its capacity as Trustee hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b).

Section 8.2.                                Duties of Trustee.

(a)                          Appointment.  The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Trustee, for the benefit of the Secured Parties.  The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)                         Duties.  On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Trustee shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)                                     The Trustee shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties.  Within five Business Days of its receipt of any Required Loan Documents, the Trustee shall review the related Collateral and Required Loan Documents to confirm that (A) such Required Loan Documents have been properly executed and have no missing or mutilated pages, (B) UCC and other filings (required by the

Required Loan Documents) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the related Outstanding Loan Balance, Loan number and Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (such items (A) through (D) collectively, the “Review Criteria”).  In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Loan identification number and the name of the Obligor with respect to each related Loan.  If, at the conclusion of such review, the Trustee shall determine that (i) the Outstanding Loan Balances of the Loans with respect to which it has received Required Loan Documents is less than as set forth on the electronic file, the Trustee shall promptly notify the Administrative Agent and the Servicer of such discrepancy, and (ii) any Review Criteria is not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy.  The Servicer shall have five Business Days to correct any non-compliance with any Review Criteria.  If after the conclusion of such time period the Servicer has still not cured any non-compliance by a Loan with any Review Criteria, the Trustee shall promptly notify the Borrower and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy.  In addition, if requested in writing by the Servicer and approved by the Administrative Agent within ten Business Days of the Trustee’s delivery of such report, the Trustee shall return any Loan which fails to satisfy a Review Criteria to the Borrower.  Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Required Loan Documents.

(ii)                                  In taking and retaining custody of the Required Loan Documents, the Trustee shall be deemed to be acting as the agent of the Secured Parties; provided, however, that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Trustee’s duties shall be limited to those expressly contemplated herein.

(iii)                               All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Trustee in a written notice delivered at least 45 days prior to such change.  All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access.  All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee.

(iv)                              The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.9 and Section 2.10 (the “Payment Duties”).

(v)                                 On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent and the Trustee) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(vi)                              The Trustee shall provide to the Servicer and the Backup Servicer a copy of all written notices and communications identified as being sent to it in connection with the Existing Loans and the Additional Loans and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank.  In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of a Termination Event or the Administrative Agent, after the occurrence of a Termination Event, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(vii)                           In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as trustee or collateral custodian for others.

(c)                                  (i)                                     Each of the Administrative Agent, each Purchaser Agent and each Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Trustee or the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.  Nothing in this Section 8.2(c) shall be deemed to relieve the Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.1(e) and Section 5.1(n).

(ii)                                  The Administrative Agent may direct the Trustee to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided, however, that the Trustee shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).  In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a consent (either positive or negative) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)                               Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (i) unless and until (and to the extent) expressly so directed by the Administrative Agent or (ii) prior to the occurrence of the Termination Date pursuant to clause (d) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (i)).  The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Trustee, or the Administrative Agent.  The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

Section 8.3.                                Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4.                                Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a Trustee Fee from the Servicer.  To the extent that such Trustee Fee is not paid by the Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.9(a)(2) or Section 2.10(a)(2), as applicable.  The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of:  (i) its removal as Trustee pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5.                                Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided, however, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6.                                Limitation on Liability.

(a)                          The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b)                         The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)                          The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(d)                         The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.  The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)                          The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(f)                            The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)                         It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)                         In case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Servicer and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable.  The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.  In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.7.                                The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent.  No such resignation shall become effective until a successor Trustee shall have assumed the responsibilities and obligations of the Trustee hereunder.

Section 8.8.                                Release of Documents.

(a)                          Release for Servicing.  From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer within 2 Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer.  All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement.  The Servicer shall return to the Trustee the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b)                         Limitation on Release.  The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 10 Loans at the time being serviced by the Servicer under this Agreement.  Promptly after delivery to the Trustee of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent.  Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent.  The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c)                          Release for Payment.  Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan Documents to the Servicer.

Section 8.9.                                Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Trustee return each Required Loan Document (a) delivered to the Trustee in error, (b) for which a Substitute Loan has been substituted in accordance with Section 2.18, (c) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been repurchased or sold by the Borrower pursuant to Section 2.18, (e) that has been the subject of an Optional Sale pursuant to Section 2.19, (f) that has been the subject of a RIC/BDC Sale pursuant to Section 2.20, or (g) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release).  The Trustee shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.10.                         Access to Certain Documentation and Information Regarding the Collateral; Audits of Servicer.

The Trustee shall provide to the Administrative Agent and each Purchaser Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Purchaser Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Trustee’s normal security and confidentiality procedures.  Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Purchaser Agent, the Administrative Agent and each Purchaser Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral, and Required Loan Documents in conjunction with such a review.  Such review shall be reasonable in scope and shall be completed in a reasonable period of time.  Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

ARTICLE IX

SECURITY INTEREST

Section 9.1.                                Grant of Security Interest.

The parties to this Agreement intend that the conveyance of the Collateral by the Borrower to the applicable Purchasers be treated as sales for all purposes other than financial accounting purposes.  If, despite such intention, a determination is made that such transactions not be treated as sales, then the parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Purchasers to the Borrower under Applicable Law.  In addition to, and not in limitation of, any ownership interest now or hereafter acquired by any Purchasers, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Trustee, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids.  The assignment under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Administrative Agent, the Purchaser Agents, any Hedge Counterparty, the Liquidity Banks or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto.  Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Trustee, the Purchaser Agents, any Hedge Counterparty, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Trustee, the Purchaser Agents, any Hedge Counterparty, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 9.2.                                Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Loan becomes a Prepaid Loan and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Loan is repurchased, replaced or sold in accordance with Section 2.18, (iv) such Loan has been the subject of an Optional Sale pursuant to Section 2.19, (v) such Loan has been the subject of a RIC/BDC Sale pursuant to Section 2.20, or (vi) this Agreement terminates in accordance with Section 13.6, the Trustee will, to the extent requested by the Servicer, release its interest in such Collateral.  In connection with any sale of such Related Property, the Trustee will, after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided that the Trustee will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment.  Nothing in this Section 9.2 shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 9.3.                                Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4.                                Remedies.

Subject to the provisions of Section 10.2, upon the occurrence of a Termination Event, the Trustee and the Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee and the Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c).

Section 9.5.                                Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee or such court may determine.

Section 9.6.                                Power of Attorney.

Each of the Borrower and the Servicer hereby irrevocably appoints each of the Trustee and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers:  (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement.  Nevertheless, if so requested by the Trustee, the Administrative Agent or a Purchaser Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee, the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X

TERMINATION EVENTS

Section 10.1.                         Termination Events.

The following events shall be Termination Events (“Termination Events”) hereunder:

(a)                          the Borrower or the Originator defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $5,000,000 and such failure continues unremedied for two Business Days and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b)                         any failure on the part of the Borrower or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Originator set forth in this Agreement or the other Transaction Documents to which the Borrower or the Originator is a party and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which the Borrower or the Originator acquires knowledge thereof; or

(c)                          the occurrence of an Insolvency Event relating to the Originator or the Borrower; or

(d)                         the occurrence of a Servicer Default (subject to the applicable cure periods set forth in the definition of “Servicer Default”); or

(e)                          (1)  the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $1,000,000, against the Borrower, and the Originator or the Borrower, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii)

perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Originator or the Borrower shall have made payments of amounts in excess of $7,500,000 or $500,000, respectively, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f)                            the Borrower shall cease to be an Affiliate of the Originator or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g)                         (1)                                  any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower the Originator, or the Servicer,

(2)                                  the Borrower, the Originator, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3)                                  any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h)                         any portion of the Advances Outstanding shall be funded by a Liquidity Bank solely due to a default by the Borrower, the Servicer or the Originator under the Transaction Documents or the creditworthiness of the Collateral; or

(i)                             either (1) the Advances Outstanding on any day exceeds the lesser of the Facility Amount and the Maximum Availability and the same continues unremedied for three Business Days or (2) the Pre-Funded Advances on any day exceeds the Pre-Funded Availability and the same continues unremedied for three Business Days; provided, however, that, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.10; or

(j)                             the Borrower or its Affiliates shall fail to consummate a Term Securitization involving the Collateral within 12 months after the Closing Date and every 12 months thereafter other than due to a failure of the Administrative Agent or its Affiliates; or

(k)                          as of any Determination Date, the Pool Yield does not equal or exceed the Minimum Pool Yield; or

(l)                             as of any Determination Date, the Average Pool Delinquency Ratio exceeds 5.0%; or

(m)                       as of any Determination Date, the Pool Charged-Off Ratio exceeds 2.5%; or

(n)                         on any date of determination, the aggregate Hedge Notional Amount in effect for that day under all Hedge Transactions is less than the Hedge Amount on that day, and the same continues unremedied for a period of the later of 15 calendar days or the next succeeding Reporting Date; or

(o)                         failure on the part of the Borrower or the Originator to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(p)                         the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(q)                         the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five Business Days; or

(r)                            any Change of Control shall occur; or

(s)                          any representation, warranty or certification made by the Borrower or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower or the Originator acquires knowledge thereof.

Section 10.2.                         Remedies.

(a)                          Upon the occurrence of a Termination Event, the Administrative Agent shall, at the request of, or may, with the consent of the Required Purchasers, by notice to the Borrower, declare the Termination Date to have occurred, the VFCs to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and the Amortization Period to have commenced; provided, however, in the case of any event described in Section 10.1(c) or 10.1(d) (in the case of Section 10.1(d) due to the occurrence of an event described in Section 6.15(d)), the VFCs shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b)                         Upon the occurrence of any Termination Event described in Section 10.1, no Advances will thereafter be made.  After the declaration or occurrence of the Termination Date in accordance with Section 10.2(a), the Amortization Period shall commence and the Trustee shall, on each Payment Date thereafter, make payments in accordance with the provisions of Section 2.10 and the Trustee and the Secured Parties shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

(c)                          At any time on and after the Termination Date, the Borrower and the Servicer hereby agree that they will, at the Servicer’s expense and upon request of the Trustee, or the Administrative Agent on its behalf, forthwith, (i) assemble all or any part of the Collateral as directed by the Trustee, or the Administrative Agent on its behalf, and make the same available to the Trustee, or the Administrative Agent on its behalf, at a place to be designated by the Trustee, or the Administrative Agent on its behalf, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Trustee, if so requested by the Administrative Agent, shall adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  All cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred by the Trustee or any of the Secured Parties in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.10 or otherwise in such order as the Trustee shall elect in its discretion.

(d)                         If the Trustee, or the Administrative Agent on its behalf, proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Borrower shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Aggregate Unpaids as of the date of such proposed repurchase.

ARTICLE XI

INDEMNIFICATION

Section 11.1.                         Indemnities by the Borrower.

(a)                          Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Trustee, the Purchaser Agents, the Backup Servicer, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof

(collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; provided, however, that nothing contained in this sentence shall limit the liability of the Borrower or limit the recourse of the Secured Parties to the Borrower for amounts otherwise specifically provided to be paid by the Borrower under the terms of this Agreement.  If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts.  Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)                                     any representation or warranty made or deemed made by the Borrower, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii)                                  the failure by the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii)                               the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, an undivided ownership interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance o at any time thereafter;

(iv)                              the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, (x) an amount of Advances Outstanding that is less than or equal to the lesser of the Facility Amount and the Maximum Availability on such Business Day, or (y) an aggregate principal amount of Pre-Funded Advances that is less than or equal to the Pre-Funded Availability on such Business Day.

(v)                                 the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vi)                              any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(vii)                           any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(viii)                        the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(ix)                                any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Originator to qualify to do business or file any notice or business activity report or any similar report;

(x)                                   any action taken by the Borrower or the Originator (in its capacity as Servicer) in the enforcement or collection of any Collateral;

(xi)                                any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii)                             any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii)                          the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv)                         any repayment by the Administrative Agent, the Purchaser Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, the Purchaser Agents or a Secured Party believes in good faith is required to be repaid;

(xv)                            except with respect to funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi)                         any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii)                      any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii)                   the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement;

(xix)                           the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Administrative Agent or the Purchaser Agents, Collections on the Collateral remitted to the Borrower, the Originator, the Servicer or any such agent or representative; as provided in this Agreement; or

(xx)                              the failure by the Borrower to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents.

(b)                         Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c)                          If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)                         The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Servicer, the Backup Servicer or the Trustee and the termination of this Agreement.

Section 11.2.                         Indemnities by the Servicer.

(a)                          Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, (iv) the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents, or (v) any litigation, proceedings or investigation against the Servicer.  The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b)                         Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c)                          The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d)                         The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Backup Servicer or the Trustee and the termination of this Agreement.

(e)                          Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3.                         After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII

THE ADMINISTRATIVE AGENT AND PURCHASER AGENTS

Section 12.1.                         The Administrative Agent.

(a)                          Appointment.  Each Purchaser Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Purchaser Agents and each Secured Party.  Each Purchaser Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting)

upon the direction of the Purchaser Agents; provided, however, that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise.  In the event the Administrative Agent requests the consent of a Purchaser Agent or a Purchaser pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Purchaser Agent or Purchaser shall be deemed to have declined to consent to the relevant action.

(b)                         Standard of Care.  The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)                          Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent:  (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Originator, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d)                         Credit Decision with Respect to the Administrative Agent.  Each Purchaser Agent and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party.  Each Purchaser Agent and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e)                          Indemnification of the Administrative Agent.  Each Purchaser Agent agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance the Pro Rata Share of its related Purchaser from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Purchaser Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Purchaser Agent agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Purchaser promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Purchaser Agents, or the Purchasers hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(f)                            Successor Administrative Agent.  The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Purchaser Agent and the Borrower and may be removed at any time with cause by the Purchaser Agents acting jointly.  Upon any such resignation or removal, the Purchaser Agents acting jointly shall appoint a successor Administrative Agent.  Each Purchaser Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent.  If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Trustee may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g)                         Payments by the Administrative Agent.  Unless specifically allocated to a specific Purchaser Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Purchaser Agents shall be paid by the Administrative Agent to the Purchaser Agents in accordance with their related Purchaser’s respective Pro Rata

Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Purchaser’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Purchaser Agent on such Business Day, but, in any event, shall pay such amounts to such Purchaser Agent not later than the following Business Day.

Section 12.2.                         Additional Agent.

(a)                          Authorization and Action. Each Purchaser, respectively, hereby designates and appoints its applicable Purchaser Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto.  No Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Purchaser Agent.  In performing its functions and duties hereunder and under the other Transaction Documents, each Purchaser Agent shall act solely as agent for its related Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of the Borrower’s or the Servicer’s successors or assigns.  No Purchaser Agent shall be required to take any action that exposes such Purchaser Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law.  The appointment and authority of each Purchaser Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

(b)                         Delegation of Duties.  Each Purchaser Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Purchaser Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)                          Exculpatory Provisions.  Neither any Purchaser Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to its related Purchaser for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith.  No Purchaser Agent shall be under any obligation to its related Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer.  No Purchaser Agent shall be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such Purchaser Agent has received notice from the Borrower or its related Purchaser.

(d)                         Reliance by Purchaser Agent.  Each Purchaser Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Purchaser Agent.  Each Purchaser Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Purchaser as it deems appropriate and it shall first be indemnified to its satisfaction by its related Purchaser; provided that, unless and until such Purchaser Agent shall have received such advice, such Purchaser Agent may take or refrain from taking any action, as the Purchaser Agent shall deem advisable and in the best interests of its related Purchaser.  Each Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Purchaser, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Purchaser.

(e)                          Non-Reliance on Purchaser Agent.  Each Purchaser expressly acknowledges that neither its related Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Purchaser Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Purchaser Agent.  Each Purchaser represents and warrants to its related Agent that it has and will, independently and without reliance upon its related Purchaser Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f)                            Purchaser Agents are in their Respective Individual Capacities.  Each Purchaser Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Purchaser Agent were not a Purchaser Agent hereunder.  With respect to Advances pursuant to this Agreement, each Purchaser Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not a Purchaser Agent, and the terms “Purchaser,” and “Purchasers,” shall include the Purchaser Agent in its individual capacity.

(g)                         Successor Purchaser Agent.  Each Purchaser Agent may, upon five days’ notice to the Borrower and its related Purchaser, and such Purchaser Agent will, upon the direction of its related Purchaser resign as the Purchaser Agent for such Purchaser.  If any Purchaser Agent shall resign, then its related Purchaser during such five day period shall appoint a successor agent.  If for any reason no successor agent is appointed by such Purchaser during such five day period, then effective upon the termination of such five day period, and the Borrower shall make all payments in respect of the Aggregate Unpaids due to such Purchaser directly to such Purchaser, and for all purposes shall deal directly with such Purchaser.  After any retiring Purchaser Agent’s resignation hereunder as a Purchaser Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was an Additional Agent under this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.                         Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Trustee and each Purchaser and its related Purchaser Agent; provided that, (i) any amendment of the Agreement that is solely for the purpose of adding a Purchaser may be effected with the written consent of the Administrative Agent; and (ii) no such amendment, waiver or modification adversely affecting the rights or obligations of any Hedge Counterparty, the Backup Servicer or the Trustee shall be effective without the written agreement of such Person.

Section 13.2.                         Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto (provided, however, that, for avoidance of doubt, Lord Securities Corp. shall not receive notices, reports and other communications provided pursuant to Article II, and Section 6.10, Section 6.11 and Section 6.12 hereof).  All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3.                         Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids;

provided, however, that, if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4.                         No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Trustee, the Purchaser Agents, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5.                         Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee, the Secured Parties and their respective successors and permitted assigns.  Each Hedge Counterparty, each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.6.                         Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7.                         Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8.                         Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9.                         Costs, Expenses and Taxes.

(a)                          In addition to the rights of indemnification granted under Article XI hereof, each of the Borrower, the Servicer and the Originator agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Trustee or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement).

(b)                         The Borrower, the Servicer and the Originator shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c)                          The Borrower, the Servicer and the Originator shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent, the Purchaser Agents, the Secured Parties (“Other Costs”), including, without limitation, all costs and expenses incurred by the Administrative Agent and the Purchaser Agents in connection with periodic audits of the Borrower’s, the Originator’s or the Servicer’s books and records.

Section 13.10.                  No Proceedings.

(a)                          Each of the parties hereto (other than VFCC and any other Conduit Purchaser) and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, the Administrative Agent, or any Liquidity Banks any Insolvency Proceeding so long as any commercial paper issued by VFCC shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such commercial paper shall have been outstanding.

(b)                         Each of the parties hereto (other than the Administrative Agent without the consent of the Purchaser Agents) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

Section 13.11.                  Recourse Against Certain Parties.

(a)                          No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Purchaser Agents, or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against the Administrative Agent, the Purchaser Agents, or any Secured Party, or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, the Purchaser Agents, or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, the Purchaser Agents, or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, the Purchaser Agents, or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party, or any of them, for breaches by the Administrative Agent, the Purchaser Agents, or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)                         Notwithstanding anything in this Agreement to the contrary, no Purchaser shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Purchaser, as applicable, after paying or making provision for the payment of its Commercial Paper Notes.  All payment obligations of any Purchaser hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Purchaser, as applicable, exceeds the amount available to such Purchaser, as applicable, to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(c)                          Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Originator or the Servicer or any other Person against the Trustee, the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d)                         No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Trustee, the Backup Servicer, the Administrative Agent, the Purchaser Agents and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(e)                          The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12.                  Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a)                          The Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee, for the benefit of the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee, for the benefit of the Secured Parties, hereunder to all property comprising the Collateral.  The Servicer shall deliver to the Trustee and the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b)                         The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Trustee or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Trustee or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c)                          If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Trustee, or the Administrative Agent on its behalf, or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Trustee, the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI.  The Borrower irrevocably authorizes each of the Trustee and the Administrative Agent and appoints the each of the Trustee and the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in either of the Trustee’s or Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as either of the Trustee or the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral.  This appointment is coupled with an interest and is irrevocable.

(d)                         Without limiting the generality of the foregoing, the Borrower will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i)                                     authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)                                  deliver or cause to be delivered to the Trustee and the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13.                  Confidentiality

(a)                          Each of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Servicer, the Trustee, the Backup Servicer, the Borrower, the Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Servicer, the Trustee, the Backup Servicer and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions.

(b)                         Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer or the Secured Parties by each other, (ii) by the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Purchaser Agents, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Purchaser, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In addition, the Secured Parties, the Administrative Agent and the Purchaser Agents, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)                          Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Purchaser Agents’, the Secured Parties’, the Trustee’s or the Backup Servicer’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Purchaser Agents, the Secured Parties, the Trustee or the Backup Servicer or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Originator or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee or Backup Servicer having a need to know the same, provided that the Trustee or Backup Servicer advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or the Originator.

Section 13.14.                  Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Administrative Agent, the Purchaser Agents, and the Secured Parties.

Section 13.15.                  Waiver of Setoff.

(a)                          Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Purchaser or its assets.

Section 13.16.                  Assignments by the Purchasers.

(a)                          With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), each Purchaser may at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to any Person; provided that, (i) no such consent of the Borrower shall be required following the occurrence of a Termination Event, (ii) in the case of an assignment of the Variable Funding Certificate with respect to such Purchaser, the assignee (other than any assignee that is a Liquidity Bank) shall execute and deliver to the Servicer and the Administrative Agent a fully-executed Joinder Supplement substantially in the form of Exhibit M hereto and a Transferee Letter substantially in the form of Exhibit K hereto, (iii) any Institutional Purchaser shall not need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to an Affiliate of its related Purchaser Agent and (iv) any Conduit Purchaser shall not need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to a Liquidity Bank or any commercial paper conduit sponsored by a Liquidity Bank or an Affiliate of its related Purchaser Agent.  The parties to any such assignment, grant or sale of a participation interest by a Purchaser shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent.  The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower rights, obligations or duties under this

Agreement without the prior written consent of the Administrative Agent and each Hedge Counterparty.

Section 13.17.                  Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18.                  Loans Subject to Retained Interest Provisions.

(a)                          With respect to any Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, the Borrower will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date.  Principal Collections received by the Borrower or the Servicer on any Revolving Loans will be allocated first to the portion of such Revolving Loan owned by the Borrower, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Borrower; provided, however, if a payment default occurs with respect to any of the related Loans, then Principal Collections received on the applicable Loan will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower, pro rata based upon the outstanding principal amount of each such portion.

(b)                         With respect to any Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, Interest Collections received by the Servicer on those Loans will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower pro rata based upon the outstanding principal amount of each such portion.

Section 13.19.                  Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.  “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ARES CAPITAL CP FUNDING LLC

	By:	/s/ Michael J. Arougheti
	Name:	Michael J. Arougheti
	Title:	President

THE ORIGINATOR AND SERVICER:	ARES CAPITAL CORPORATION

	By:	/s/ Michael J. Arougheti
	Name:	Michael J. Arougheti
	Title:	President

[Signatures Continued on the Following Page]

CONDUIT PURCHASER:	VARIABLE FUNDING CAPITAL CORPORATION

By: Wachovia Capital Markets, LLC, as attorney-in-fact

	By:	/s/ Douglas R. Wilson, Sr.
	Name:	Douglas R. Wilson, Sr.
	Title:	Vice President

THE ADMINISTRATIVE AGENT AND THE VFCC AGENT	WACHOVIA CAPITAL MARKETS, LLC

	By:	/s/ Paul Burkhart
	Name:	Paul Burkhart
	Title:	Vice President

[Signatures Continued on the Following Page]

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC., d/b/a U.S. Bank Portfolio Services not in its individual capacity but solely as Backup Servicer

	By:	/s/ Joseph Andries
	Name:	Joseph Andries
	Title:	Senior Vice President

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

	By:	/s/ Anne E. Chlebnik
	Name:	Anne E. Chlebnik
	Title:	Assistant Vice President

[Signatures Continued on the Following Page]

1

Acknowledged and Agreed to
as of the date first written above.

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Hedge Counterparty

By:	/s/ Bruce Young
Name:	Bruce Young
Title:	Senior Vice President

2